UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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KB HOME
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Dear Fellow Stockholder:
Your directors and officers join me in inviting you to attend the 2015 Annual Meeting of Stockholders of KB Home at 9:00 a.m., Pacific Time, on Thursday, April 2, 2015 at our corporate office in Los Angeles, California. At the Annual Meeting, we will consider the following items of business:

Items of Business	Board Recommendation

Elect eight directors, each to serve for a one-year term	FOR

Advisory vote to approve named executive officer compensation	FOR

Ratify the appointment of our independent registered public accounting firm	FOR
You can find more information on these items of business in the attached Notice of 2015 Annual Meeting of Stockholders and Proxy Statement. Your vote on these items is very important, and we encourage you to vote via the Internet, by telephone or by mail as soon as possible to ensure that your vote is counted.
Following the formal business at the Annual Meeting, we will discuss our 2014 fiscal year results.
2014 Fiscal Year Performance Overview
Our team at KB Home produced solid financial results in our 2014 fiscal year and also made measurable progress on our top strategic priorities. With our ongoing focus on accelerating profitable growth, we set aggressive goals for our main objectives for the year—expanding our number of new home communities open for sales (our “community count”) in preferred submarkets, enhancing profitability per home delivered and generating higher revenues per community. While housing markets continued to recover at a slow pace and are still well below historically normal activity levels, we were able to achieve, if not exceed, many of our financial and operational targets for 2014. By steadily leveraging the growth platform we have built over the past four years, we have successfully increased our scale and profitability, and we have momentum in our business heading into 2015.
Our Annual Report on Form 10-K for the fiscal year ended November 30, 2014 (“Annual Report”) provides additional details on our 2014 performance. Some highlights include the following:
2014 Fiscal Year Financial Performance
In 2014, we continued to generate meaningful improvement in our revenues, housing gross profit margin and earnings, building upon the progress we made in 2012 and 2013. In particular,

•	We increased our total revenues by 14%, following 34% growth in 2013

•	We expanded our housing gross profit margin to 18.1% from 16.7%, an improvement of 140 basis points

•	We grew our pretax income by $56.5 million from 2013, and by $174.0 million from 2012

•	We posted year-end stockholders’ equity of $1.60 billion, up from $536.1 million at the end of 2013

Revenues 2012-2014
Revenues (millions)
$3,000.0
$2,500.0
$2,000.0
$1,500.0
$1,000.0
$500.0
$0.0
Increased Revenues
by $840.8 million since 2012
2012
2013
2014
Results
$1,560.1
$2,097.1
$2,400.9

Housing Gross Profit Margin 2012-2014
Housing Gross Profit Margin
20.0%
18.0%
16.0%
14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
Increased Housing Gross Profit Margin
by 410 basis points since 2012
2012
2013
2014
Results
14.0%
16.7%
18.1%

Pretax Income 2012-2014
Pretax Income (millions)
$120.0
$100.0
$80.0
$60.0
$40.0
$20.0
$0.0
-$20.0
-$40.0
-$60.0
-$80.0
-$100.0
Increased Pretax Income
by $174 million since 2012
2012
2013
2014
Results
-$79.1
$38.4
$94.9

Year-End Stockholders' Equity 2012-2014
Year-End Stockholders' Equity (millions)
$1,800.0
$1,600.0
$1,400.0
$1,200.0
$1,000.0
$800.0
$600.0
$400.0
$200.0
$0.0
Increased Stockholders' Equity
by more than $1.2 billion since 2012
2012
2013
2014
Results
$376.8
$536.1
$1,595.9

2014 Fiscal Year Operational Performance
We also accomplished several important strategic objectives to support our future growth, including:

•	We ended our 2014 fiscal year with 227 new home communities open for sales, a 19% year-over-year increase. Over the last two years, we have expanded our community count by 32%

•	We increased our year-end backlog value to $914.0 million at November 30, 2014, an increase of 34% year over year, representing our highest year-end level since 2007

•	We invested $1.47 billion in land acquisition and development to support our future home delivery pipeline

•	We achieved the reversal of $825.2 million of our deferred tax asset (“DTA”) valuation allowance, significantly strengthening our balance sheet
As discussed in our Annual Report, the DTA valuation allowance reversal substantially increased our stockholders’ equity and reduced our debt-to-capital ratio. Our DTA provides a great benefit to us and our stockholders as it enables us to potentially shelter, on a cash basis, more than $2 billion of future earnings from income taxes.
The strong financial and operational improvements noted above were largely achieved through the strategic transformation and refocusing of our business, both geographically and operationally, that our management team has implemented over the past several years amid significant and at times rapid changes in the housing environment. We believe we are well positioned to sustain our positive growth trajectory in 2015 by continuing to execute on our top strategic priorities. At the same time, with profitability restored, we are now expanding our focus to enhancing our asset efficiency and increasing our return on invested capital, as further described in our Annual Report.
We look forward to seeing you on April 2.

Sincerely,

JEFFREY T. MEZGER
President and Chief Executive Officer
February 20, 2015

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	9:00 a.m., Pacific Time, on Thursday, April 2, 2015.

Location:	KB Home Corporate Office, 10990 Wilshire Boulevard, Los Angeles, CA 90024.

Items of Business:	(1) Elect eight directors, each to serve for a one-year term;
(2) Advisory vote to approve named executive officer compensation; and
(3) Ratify the appointment of our independent registered public accounting firm.

The accompanying Proxy Statement describes these items in more detail. We have not received notice of any other matters that may be properly presented at the meeting.

Record Date:	You can vote at the meeting and at any postponement or adjournment of the meeting if you were a stockholder of record on February 6, 2015.

Voting:
Please vote as soon as possible, even if you plan to attend the meeting, to ensure that your shares will be represented. You do not need to attend the meeting to vote if you vote before the meeting. If you are a holder of record, you may vote your shares via the Internet, by telephone or by mail. If your shares are held by a broker or financial institution, you must vote your shares as instructed by that broker or financial institution.

Annual Report:
Copies of our Annual Report on Form 10-K for the fiscal year ended November 30, 2014 (“Annual Report”), including audited financial statements, are being made available to stockholders concurrently with the accompanying Proxy Statement. We anticipate that these materials will first be made available on or about February 20, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on April 2, 2015: Our Proxy Statement and Annual Report are available at www.kbhome.com/investor/proxy.

BY ORDER OF THE BOARD OF DIRECTORS,
WILLIAM A. (TONY) RICHELIEU
Vice President and Corporate Secretary
Los Angeles, California
February 20, 2015

KB HOME 10990 Wilshire Boulevard Los Angeles, CA 90024

ANNUAL MEETING AND VOTING INFORMATION
Your Board of Directors (“Board”) is furnishing this Proxy Statement to you to solicit your proxy for our 2015 Annual Meeting of Stockholders. The Annual Meeting is scheduled for Thursday, April 2, 2015 at our corporate office at the address noted above. The items of business for the meeting are described in the accompanying Notice of 2015 Annual Meeting of Stockholders. We anticipate that this Proxy Statement and a form of proxy card or voting instruction form will first be made available on or about February 20, 2015.
Holders of record of the 91,953,911 shares of our common stock that were outstanding at the close of business on the record date (February 6, 2015) are entitled to one vote for each share held. The trustee of our Grantor Stock Ownership Trust (“GSOT”) will vote the 10,335,461 shares of our common stock that the GSOT held on the record date based on the instructions received from eligible employees who hold unexercised common stock options under our employee equity compensation plans. Accordingly, a total of 102,289,372 shares are entitled to vote at the Annual Meeting.
Quorum Requirement
For stockholders to take action at the Annual Meeting, the holders of a majority of the shares of our common stock outstanding on the record date must be present or represented at the meeting. Abstentions and “broker non-votes” are counted for this purpose. A “broker non-vote” occurs when a broker does not receive instructions from a beneficial holder and does not have the discretionary authority to vote on an item of business. For the Annual Meeting, we understand that brokers have discretionary authority to vote only on ratifying the appointment of our independent registered public accounting firm. Therefore, if you are a beneficial owner, you must instruct your broker on how you want your shares to be voted on the other items of business in order for your shares to be counted for those items.
Voting Your Shares
Stockholders can vote by mail, telephone, Internet or in person at the Annual Meeting, as described below. If you vote by telephone or the Internet, you do not need to return a proxy card or voting information form by mail. Polls will close shortly after the Annual Meeting is called to order. There are no dissenters’ rights or rights of appraisal as to any item to be acted upon at the Annual Meeting. There is no right to cumulative voting.

	Holders of Record	Beneficial Holders	Plan Participant Holders
How to Vote:
If your shares are registered directly in your name with our transfer agent, Computershare Inc., you may vote by mail, telephone or Internet by following the instructions on your mailed or electronic proxy card you receive from Computershare.

If your shares are held in “street name” by a broker or other holder of record, you may vote by mail, telephone or Internet by following the instructions on the mailed or electronic voting instruction form you receive from your broker or other holder of record.

If you have shares in the KB Home Stock Fund in our 401(k) Savings Plan or the GSOT, you may vote by mail, telephone or Internet by following the instructions on your mailed or electronic proxy card you receive from Computershare.

Voting Deadline:	You may vote via the Internet and by telephone until 11:59 p.m., Eastern Time, on April 1, 2015.	Each broker (or other holder of record) sets proxy voting deadlines for its beneficial owners.	You may vote via the Internet and by telephone until 11:59 p.m., Eastern Time, on March 31, 2015.
Voting in Person:	You (or someone designated by a signed legal proxy) may vote in person at the Annual Meeting.	You must obtain a legal proxy from your broker or other holder of record and present it with your ballot.	You must obtain a legal proxy from the applicable plan trustee and present it with your ballot.
Changing Your Vote:	You may revoke voting instructions before polls close by submitting a later vote in person, or by mail, telephone or Internet before the above-listed deadline.	If you are a beneficial owner, you must contact your broker or other holder of record to revoke any prior voting instructions.	You may revoke voting instructions before polls close by submitting a later vote in person, or by mail, telephone or Internet before the above-listed deadline.
Voting Standards:
Per our By-Laws, to be elected, each director nominee must receive a majority of votes cast in favor (i.e., the votes cast for a nominee’s election must exceed the votes cast against the nominee’s election). Shares that are not present or represented at the Annual Meeting and abstentions will not affect the election outcome. Other properly presented items of business will be considered approved based upon the affirmative vote of a majority of the shares of our common stock present or represented, and entitled to vote thereon, at the Annual Meeting. Abstentions from voting on these other items of business will have the same effect as an “against” vote. Broker non-votes will have no effect on the voting results for these other items of business.

The named proxies for the Annual Meeting—Jeffrey T. Mezger and Brian J. Woram (or their duly authorized designees)—will follow submitted proxy voting instructions. They will vote as the Board recommends as to any such submitted instructions that do not direct how to vote on any item, and will vote on any other matters properly presented at the Annual Meeting in their discretion, including upon any motion to adjourn or postpone all or any portion of the Annual Meeting. We have engaged our transfer agent to count the votes and to act as an independent inspector of election. William A. (Tony) Richelieu, our Corporate Secretary, will also act as an inspector of election.
Proxy Solicitation Costs
We will pay the cost to solicit proxies for the Annual Meeting. In addition to this Proxy Statement, our officers, directors and other employees may solicit proxies personally, in writing or by telephone, facsimile, email or other means for no additional compensation. We will, if requested, reimburse banks, brokers and other custodians, nominees and certain fiduciaries for their reasonable expenses in providing material to their principals. We have hired Georgeson Inc., a professional soliciting organization, to assist us in soliciting proxies and distributing proxy materials. For its services, we will pay Georgeson a fee of $9,000, plus reimbursement of out-of-pocket expenses.
Internet Availability of Proxy Materials and Governance Documents
Proxy materials for the Annual Meeting, including the accompanying Notice of 2015 Annual Meeting, this Proxy Statement, the Annual Report and a form of proxy or voting instruction form, are being made available primarily via the Internet at www.kbhome.com/investor/proxy. We are doing this to speed the delivery of proxy materials to our stockholders, to lower costs and to reduce the impact on the environment from printing and mailing proxy materials. Beginning February 20, 2015, we mailed to stockholders a Notice of Internet Availability (“Notice”) that provides instructions on how to access and view the proxy materials, and to vote online or by telephone. To request a printed copy of our proxy materials, please follow the instructions on the Notice. Stockholders who previously elected to receive proxy materials electronically will continue to receive these materials and the Notice by e-mail, unless we are told otherwise. Please note that you cannot vote your shares by marking the Notice and returning it.
Our Certificate of Incorporation, By-laws, Corporate Governance Principles, Charters for all Board Committees and Ethics Policy are available online for viewing, printing or downloading at www.kbhome.com/investor/corporategovernance. In addition, our annual Sustainability Reports are available online for viewing, printing or downloading at www.kbhome.com/sustainability.
Admission to the Annual Meeting
Only stockholders on February 6, 2015, authorized proxy holders of such stockholders and invited guests of the Board may attend the Annual Meeting. Picture identification (such as a valid driver’s license or passport) and an admission ticket will be required to attend the meeting. A professional business dress code will be observed. Additional rules of conduct will apply at the meeting.
To obtain an admission ticket to the meeting, please send your written request to William A. (Tony) Richelieu, Corporate Secretary, KB Home, 10990 Wilshire Boulevard, Los Angeles, California 90024, or to investorrelations@kbhome.com. In your request, please include the address where your admission ticket should be mailed, and any special assistance needs. All requests must be received on or before Friday, March 20, 2015 and include the following information:

Holders of Record	Beneficial Holders
A copy of a form of proxy or voting instruction form or a Notice of Internet Availability showing your name and address. If you are appointing an authorized proxy representative, also include the representative’s name, mailing address and contact telephone number and a copy of the signed legal proxy.

A copy of a voting instruction form from a broker (or other holder of record) showing your name and address, or a broker letter verifying record date ownership and a copy of a brokerage account statement showing your KB Home stock ownership on the record date.

CORPORATE GOVERNANCE AND BOARD MATTERS
Corporate Governance Highlights

• All directors are independent (except our President and Chief Executive Officer (“CEO”)), and are elected annually under a majority voting standard.	• Non-employee directors meet in executive sessions at each in-person Board meeting, and any non-employee director can request additional executive sessions.
• Our standing Board Committees are entirely composed of independent directors.	• There is Board-level oversight of our political contributions, which are reported in our public Sustainability Report.
• We have one class of voting securities and no supermajority voting requirements.	• Directors and employees are prohibited from pledging or hedging their holdings of our securities.
• Directors and senior executives are subject to equity ownership requirements.	• All directors serving at the time attended our 2014 Annual Meeting of Stockholders, which was held on April 3, 2014.
Board of Directors

The Board is elected by our stockholders to oversee the management of our business and to assure that the long-term interests of our stockholders are being served. The Board carries out this role subject to Delaware law (our state of incorporation), and in accordance with our Certificate of Incorporation, By-Laws, Ethics Policy and Corporate Governance Principles. As of the date of this Proxy Statement, the Board has ten members. Mr. Jeffrey T. Mezger, our CEO, is the only member who is an employee.
The Board held five meetings during our 2014 fiscal year. Each director attended at least 75% of the meetings of the Board and of the Board Committees on which he or she served during the year. We expect directors to attend our annual stockholder meetings.

Key Governance Documents
• Corporate Governance Principles: provide the primary framework within which we conduct our business and pursue our strategic goals.
• Ethics Policy: establishes the ethical standards we expect our directors, senior executives and employees to follow when representing KB Home. To this end, all employees, including our senior executives, and our directors must comply with our Ethics Policy.

Board Leadership
Since 2007, the Board has been led by an independent Chairman, Mr. Stephen F. Bollenbach.  In addition to the responsibilities, duties and functions specified in our Corporate Governance Principles, Mr. Bollenbach, in his role as Chairman, coordinates the Board’s activities, including the scheduling of meetings and executive sessions of the non-employee directors and the relevant agenda items in each case (in consultation with the CEO as appropriate).  As Chairman, Mr. Bollenbach also presides over all Board meetings at which he is present, and chairs the executive sessions of our non-employee directors. Per our Corporate Governance Principles, the Board may also designate such responsibilities, duties and functions to a lead independent director, if one is elected, or to another director or directors.
Upon his election as a director at the Annual Meeting, the Board plans again to elect Mr. Bollenbach as Chairman, continuing his capable service in that role.  The Board believes that having an independent director serving as Chairman or as a lead independent director is the most appropriate Board leadership structure, enabling the Board to effectively carry out its roles and responsibilities on behalf of KB Home and our stockholders.
Board Committees
The Board has three standing committees—Audit and Compliance (“Audit Committee”); Management Development and Compensation (“Compensation Committee”); and Nominating and Corporate Governance (“Nominating/Governance Committee”). The Board appoints the members of and has adopted a charter for each Board Committee. At each regular Board meeting, the Board Committee Chairs report to the Board on their Board Committee’s activities. The Board and each Board Committee conduct an annual evaluation of their respective performance. The Board has delegated certain responsibilities and authority to each Board Committee as described below. Except as otherwise noted, each Board Committee member served thereon during our 2014 fiscal year.

Audit Committee	FY2014 Meetings: 6
Members	Primary Duties
Melissa Lora (Chair)
Dr. Thomas W. Gilligan
Luis G. Nogales
Michael M. Wood
Each member is financially literate. Ms. Lora is an “audit committee financial expert,” per NYSE listing standards and Securities and Exchange Commission (“SEC”) rules. Mr. Wood was appointed to this Committee on January 22, 2014.

The Audit Committee is charged with the duties and responsibilities in its charter, which include general oversight of our accounting and reporting practices and audit process, including our independent registered public accounting firm’s qualifications, independence, retention, compensation and performance; and is authorized to act on the Board’s behalf with respect to our incurring, guaranteeing or redeeming debt and approving our entry into certain transactions. Per its Charter, the Audit Committee reviewed and approved updates to our Ethics Policy that became effective as of October 31, 2014.
The Audit Committee is a separately designated standing audit committee as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Our common stock is listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “KBH.”

Compensation Committee	FY2014 Meetings: 5
Members	Primary Duties
Michael G. McCaffery (Chair)
Stephen F. Bollenbach
Timothy W. Finchem
Kenneth M. Jastrow, II
Robert L. Johnson
Luis G. Nogales
Each member is a “non-employee director” under SEC rules and is an “outside director” under Section 162(m) of the Internal Revenue Code (“Code”). Messrs. Jastrow and Johnson were appointed to this Committee on April 3, 2014.

The Compensation Committee is charged with the duties and responsibilities in its charter, which include the evaluation and compensation of our CEO; the compensation of our CEO’s direct reports; and the evaluation and determination of non-employee director compensation and benefits. In its oversight of executive and non-employee director compensation, the Compensation Committee seeks assistance from our management and has retained an outside compensation consultant, Frederick W. Cook & Co., Inc. (“FWC”). FWC’s services to the Compensation Committee are described below under the heading “Role of Compensation Consultants.”

Compensation Committee Interlocks and Insider Participation
No member was part of a “compensation committee interlock” as described under SEC rules, and none of our executive officers served as a director or member of another entity’s compensation committee that would constitute a “compensation committee interlock.”

Executive Officer and Non-Employee Director Compensation Processes and Procedures
The Compensation Committee exercises the Board’s authority under our By-laws to fix executive officer and non-employee director compensation, and to approve the rules and procedures of, employee participation in, and grants and awards under our employee compensation and benefits arrangements, plans (including our employee equity compensation plans), programs and policies. Under this authority, the Compensation Committee annually reviews and approves the goals and objectives relevant to our CEO’s compensation, evaluates his performance in light of those goals and objectives and other criteria, and, either as a committee or together with the other independent directors (as directed by the Board), determines and approves our CEO’s compensation based on the evaluation. The Compensation Committee evaluates, in conjunction with our CEO, the performance of our CEO’s direct reports, and reviews and approves their compensation. The Compensation Committee, from time to time, reviews and makes recommendations to the Board regarding non-employee director compensation and benefits. The Compensation Committee may delegate to a subcommittee or to our management any duties and responsibilities as the Compensation Committee deems to be appropriate and in our best interests, but it cannot delegate to our management the authority to grant equity-based awards.

Nominating/Governance Committee	FY2014 Meetings: 4
Members	Primary Duties
Timothy W. Finchem (Chair)
Stephen F. Bollenbach
Dr. Thomas W. Gilligan
Robert L. Johnson
Melissa Lora
Michael M. Wood
Messrs. Gilligan and Wood were appointed to this Committee on, and Mr. Jastrow served as its Chair until, April 3, 2014.

The Nominating/Governance Committee is charged with the duties and responsibilities in its charter, which include overseeing our corporate governance policies and practices; reviewing “related party transactions,” as discussed below; overseeing the annual Board and Board Committee performance evaluations; and identifying, evaluating and recommending qualified director candidates to the Board. The Nominating/Governance Committee also regularly evaluates the skills and characteristics of current and potential directors, and identified for each present director nominee certain specific skills and qualifications that supported the Board’s determination that each should serve as a director. These qualifications and other biographical information are described below under “Election of Directors.”

Director Independence
We believe that a substantial majority of our directors should be independent. To be independent, the Board must affirmatively determine that a director does not have any material relationship with us based on all relevant facts and circumstances. The Board makes independence determinations annually based on information supplied by directors and other sources, the Nominating/Governance Committee’s prior review and recommendation, and certain categorical standards contained in our Corporate Governance Principles. These standards are consistent with NYSE listing standards. The Board has determined that all non-employee directors who served during our 2014 fiscal year and all non-employee director nominees are independent under the Board’s director independence standards.
In making its independence determinations, the Board considered our acquiring and/or potentially acquiring land from the University of Texas, for which Dr. Gilligan serves as an administrative dean of the business school at the University’s Austin campus; and our receipt of consulting services and market research data from a firm in which Mr. Wood owns a passive equity interest of less than 1%. Dr. Gilligan and Mr. Wood were each deemed not to have a direct or indirect material interest in the respective transaction or potential transaction, and the Board determined that their independence was not impaired.
Director Qualifications and Nominations

We believe our directors should possess the highest personal and professional ethics, integrity, judgment and values, and be committed to representing the long-term interests of our stockholders. Our directors should also have an inquisitive and objective perspective, and be able and willing to dedicate the time necessary to Board and Board Committee service. The Nominating/Governance Committee and the Board determined that each individual whom the Board will present at the Annual Meeting as a director nominee possesses these characteristics.
Under our Corporate Governance Principles, there are no term limits for directors. In January 2015, the Board increased the director retirement age specified in our Corporate Governance Principles from 72 to 75 to enable the Board and our stockholders to continue to benefit from the broad experience, significant skills and valuable contributions that directors at or approaching the prior age limit are able to provide.
The Nominating/Governance Committee evaluates and recommends individuals for election to the Board at regular or special meetings and at any point during the year, taking into consideration the attributes listed at right, among other factors. Individuals may be nominated by current directors, and the Nominating/Governance Committee has retained professional search firms from time to time to assist it with director recruitment. Security holders may propose director nominees by following the procedures set forth in our By-Laws, which require, among other things, timely advance written notice to our Corporate Secretary of any potential nominee that contains specified information about the nominee and the nominating stockholder. Security holder director nominees are considered in the same manner as any other potential nominees.

Selected Director Attributes
• Personal qualities, accomplishments and reputation in the business community;
• Financial literacy, financial and accounting expertise and significant business, academic or government experience in leadership positions or at senior policy-making levels;
• Geographical representation in areas relevant to our business;
• Diversity of background and personal experience. Diversity may encompass race, ethnicity, national origin and gender, geographic residency, educational and professional history, community or public service, expertise or knowledge base and/or other tangible and intangible aspects of a candidate in relation to the personal characteristics of current directors and other potential director nominees. There is no formal policy as to how diversity of background and personal experience is applied, and a nominee’s background and personal experience, while important, do not necessarily outweigh other any other attributes or factors;
• Fit of abilities and personality with those of current and potential directors in building a Board that is effective, collegial and responsive to the needs of our business; and
• Independence and an absence of conflicting time commitments.

Board Role in Risk Oversight
Our management is charged with assessing, monitoring and addressing risks in the operation of our business. As described below, the Board oversees our management’s development and implementation of policies, plans and processes for assessing, monitoring and addressing risks so that they are appropriate. The Board has delegated its risk oversight responsibilities to the Audit Committee, except for employee compensation-related risks that are the Compensation Committee’s purview.

Audit Committee Role. The Audit Committee annually oversees an overall enterprise risk management assessment performed by our management that identifies significant risk areas to our business and corresponding mitigating factors, controls or actions, and it requests or receives periodic updates as it or our management deem necessary or appropriate. The Audit Committee Chair reports to the Board regarding identified significant risks as deemed appropriate. In addition, at each of its regular meetings, the Audit Committee receives reports from each of our senior finance, accounting, legal and internal audit executives, and meets in separate executive sessions with each such executive and with representatives of our independent registered public accounting firm.

Compensation Committee Role. The Compensation Committee annually oversees a risk assessment of our employee compensation policies and programs performed by FWC in conjunction with our management that is focused on potential design and implementation risks from those policies and programs. The Compensation Committee also carries out its risk oversight role on an ongoing basis through its review and, to the degree appropriate, specific approval of compensation arrangements as they are being developed by our senior human resources personnel. The Compensation Committee Chair reports to the Board regarding significant risks as deemed appropriate. Based on this oversight approach and the outcome of the most recent annual risk assessment, we do not believe that our present employee compensation arrangements, plans, programs and policies are likely to have a material adverse effect on us.

Certain Relationships and Related Party Transactions

Pursuant to its charter, the Nominating/Governance Committee must review and approve or ratify any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we participate and in which a director, a director nominee, an executive officer or a beneficial owner of five percent or more of our common stock (or, in each case, an immediate family member) had or will have a direct or indirect material interest (a “Covered Transaction”), except transactions within the categories described at right or as otherwise determined by the Board. Our directors, executive officers, and stockholders who beneficially own five percent or more of our common stock are expected to inform our Corporate Secretary of Covered Transactions, and we collect information from our directors and executive officers about their affiliations and affiliations of their family members so that we can review our records for any such transactions.
The Nominating/Governance Committee will approve or ratify a Covered Transaction if, based on a review of all material facts of the transaction and feasible alternatives, the Nominating/Governance Committee deems the transaction to be in our and our stockholders’ best interests. The Nominating/Governance Committee determined that there were no Covered Transactions during our 2014 fiscal year.

Pre-Approved Transaction Categories
• Any transaction in which the total amount involved is less than or equal to $120,000;
• The employment and compensation (a) of a director or executive officer if the individual’s compensation is reported in our annual proxy statement, or (b) of any other executive officer who is not an immediate family member of one of the foregoing individuals or a director nominee if such executive officer’s compensation was approved, or recommended for approval, by the Compensation Committee;
• Any transaction that would not (a) need to be reported under federal securities laws, (b) be deemed to impair a director’s independence under our Corporate Governance Principles or (c) be deemed to be a conflict of interest under our Ethics Policy; and
• Any transaction where an individual’s interest therein arises solely from ownership of our common stock and all holders of our common stock received the same benefit on a pro-rata basis.

Communicating with the Board
As set forth in our Corporate Governance Principles, any interested party may write to the Board, to the Chairman of the Board or to any non-employee director in care of our Corporate Secretary at KB Home, 10990 Wilshire Boulevard, Los Angeles, CA 90024.
Section 16(a) Beneficial Ownership Reporting Compliance
Based solely on written representations furnished to us from reporting persons and our review of Forms 3, 4 and 5 and any amendments thereto furnished to us, we believe all such Forms required to be filed during our 2014 fiscal year under Section 16(a) of the Securities Exchange Act, as amended, were filed on a timely basis by our reporting persons.
Stockholder Proposals for Our 2016 Annual Meeting of Stockholders
To be included in the proxy statement and form of proxy for our 2016 Annual Meeting, we must receive any proposal of a stockholder intended to be presented at that meeting no later than October 23, 2015. Further, the Board-designated proxies for that meeting will use their discretionary voting authority with respect to any proposal presented at the meeting by a stockholder who does not provide us with written notice of the proposal between December 4, 2015 and January 3, 2016.

DIRECTOR COMPENSATION
Our directors (other than Mr. Mezger, who is not paid for his Board service) are primarily compensated under our Non-Employee Directors Compensation Plan (“Director Plan”). We also pay non-employee directors’ travel-related expenses for attending Board meetings and other Board activities.
Compensation under the Director Plan is paid with respect to a “Director Year,” which commences on, and is the period between, the dates of our annual meetings of stockholders. Director Plan compensation paid in 2014 reflected terms the Board set in July 2009 (“2009 Director Program”). Effective October 9, 2014, based on the Compensation Committee’s recommendation following an evaluation it conducted with FWC’s assistance of our peer group’s director compensation programs, the Board amended the Director Plan in order to enhance the recruitment and retention of high caliber directors to serve on the Board. No compensation has been paid pursuant to the amended terms, which are expected to apply to compensation paid in the 2015-2016 Director Year. The 2009 Director Program and the amended program are summarized below.

	2009 Director Program	Amended Director Program
Board Retainer	$80,000	$100,000
Equity Grant	$135,000, equal split of SARs and stock units	$145,000, KB Home common stock or stock units
Committee Chair Retainers	$25,000 (Audit Committee) $18,000 (Compensation Committee) $10,000 (Nominating/Governance Committee)	$25,000 (Audit Committee) $18,000 (Compensation Committee) $15,000 (Nominating/Governance Committee)
Committee Member Retainers	$10,000 (Audit and Compliance) $7,000 (Compensation Committee) $5,000 (Nominating/Governance Committee)	$10,000 (Audit and Compliance) $7,000 (Compensation Committee) $5,000 (Nominating/Governance Committee)
Meeting Fees	$1,500, only for an additional meeting(s)	$1,500, only for an additional meeting(s)
Note: For each program, directors elected to the Board other than at an annual meeting of stockholders receive prorated compensation based on the remaining period of the relevant Director Year; equity grants are made on the date of election.

2009 Director Program Compensation Elements
Board and Board Committee Retainers. These retainers were paid in quarterly cash installments over a Director Year. A non-employee director could elect instead to receive these retainers in the form of stock units granted on the same date as the below-described equity grant. The differences in Board Committee retainers reflect the Board’s judgment of each Board Committee’s respective workload. A Board Committee Chair does not also receive the member retainer for the same Board Committee.
Equity Grant. Each non-employee director serving at the time of the annual meeting of stockholders received a grant of stock options and stock units, each valued at $67,500, on the first date of a Director Year. Each stock option represented a right to receive a cash payment equal to the difference between its exercise price and the closing price of our common stock on an exercise date, making it akin to a stock appreciation right (“SAR”). Each stock unit represented a right to receive a cash payment equal to the fair market value of one share of our common stock on a payment date. Based on their elections in 2013 and 2014 that followed from amendments to the Director Plan, each non-employee director will receive an equivalent value of shares of our common stock in settlement of his or her SARs and stock units, which is expected to significantly reduce the degree of variability in the expense that had previously been associated with such awards when they were cash-settled. Per the Board’s authorization, we repurchased open market shares of our common stock in 2013 to effect stock unit settlements, respectively apportioning those shares to each non-employee director (who receive dividends from their apportioned shares). The Board has also authorized us to repurchase additional shares or issue stock payment awards under our 2014 Equity Incentive Plan to effect SAR settlements, though none have been settled. The non-employee directors’ elections changed only the settlement method for the awards and did not impact the value to the directors.
2009 Director Program SARs and stock units vested one year after grant, and the SARs have a 10-year term. A non-employee director must own at least $250,000 in value of our common stock or common stock equivalents to exercise SARs, unless the director earlier leaves the Board, and must exercise SARs by the earlier of their respective terms or the third anniversary of leaving the Board. Based on non-employee directors’ elections, stock units will only be paid out upon a director’s leaving the Board.
Meeting Fees. Such fees were potentially payable for attendance at Board or Board Committee meetings beginning with the third additional meeting above its number of regularly-scheduled meetings. No such fees were paid in 2014.

Amended Director Program Compensation Elements
Board and Board Committee Retainers. These retainers will be paid in quarterly cash installments over a Director Year. A non-employee director may elect instead to receive these retainers in the form of shares of our common stock or in the form of stock units, in either case granted on the same date as the below-described equity grant.
Equity Grant. Each non-employee director serving at the time will be entitled to receive a grant of shares of our common stock valued at $145,000 on the first date of a Director Year and will receive dividends on those shares, or can elect instead to be credited with an equal number of stock units. However, if a director has not satisfied the stock ownership requirement by the applicable deadline (described below under the heading “Stock Ownership Requirements”), the director will only be entitled to be credited with stock units. In addition, the director may not sell or otherwise dispose of any shares of our common stock or any common stock equivalents until the director satisfies the stock ownership requirement. Each stock unit represents the right to receive one share of our common stock on the earlier of a change in control or the date a non-employee director leaves the Board. For each stock unit held, a non-employee director will receive cash payments at the same time and in the same amount as any dividend paid on a share of our common stock.
Meeting Fees. Such fees are payable for attendance at Board or Board Committee meetings beginning on the first additional meeting above its number of regularly-scheduled meetings, up to five such additional meetings. Eligibility for fees for attending more than five additional meetings is subject to the approval of the Chairman/respective Chair.

Chairman of the Board Retainer
Mr. Bollenbach is paid an annual cash retainer of $300,000 for his service as the Chairman of the Board. He may keep any retainer payment if removed from the Board without cause.
Indemnification Agreements
We have entered into agreements with each of our non-employee directors that provide them with indemnification and advancement of expenses to supplement what is provided under our Certificate of Incorporation and insurance policies, subject to certain requirements and limitations.
Director Compensation During Fiscal Year 2014

Name(a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)	Option Awards ($)(c)	All Other Compensation ($)(d)	Total ($)
Mr. Bollenbach	$300,000	$147,500	$67,500	$—	$515,000
Mr. Finchem	60,000	84,500	67,500	16,390	228,390
Dr. Gilligan	93,750	67,500	67,500	—	228,750
Mr. Jastrow	87,750	67,500	67,500	13,545	236,295
Mr. Johnson	80,000	79,500	67,500	—	227,000
Ms. Lora	—	177,500	67,500	9,960	254,960
Mr. McCaffery	—	165,500	67,500	13,545	246,545
Mr. Nogales	97,000	67,500	67,500	—	232,000
Mr. Wood	93,750	67,500	67,500	—	228,750

(a)	Mr. Wood was elected to the Board on January 22, 2014 and therefore did not serve on the Board during our entire 2014 fiscal year.

(b)
Fees Earned or Paid in Cash. These amounts represent payments of Board and Board Committee retainers based on non-employee directors’ elections to receive such retainers in cash. The amount shown for Mr. Bollenbach also includes a $300,000 Chairman of the Board retainer. As Chairman, Mr. Bollenbach is not eligible for any Board Committee retainers.

(c)
Stock Awards and Option Awards. These amounts represent the aggregate grant-date fair value of the Director Plan SARs and stock units granted to our non-employee directors during our 2014 fiscal year, computed in accordance with Accounting Standards Codification Topic No. 718, “Compensation—Stock Compensation” (“ASC 718”), as described in Note 19. Employee Benefit and Stock Plans in the Notes to the Consolidated Financial Statements in our Annual Report, except that estimates of forfeitures related to service-based vesting conditions have been disregarded. Below are the amounts of Director Plan SARs and stock units granted to each non-employee director during our 2014 fiscal year based on the directors’ elections and respective Board Committee service. All such grants were made on April 3, 2014.

Name	Stock Units (#)	Director Plan SARs (#)
Mr. Bollenbach	8,380	9,157
Mr. Finchem	4,800	9,157
Dr. Gilligan	3,835	9,157
Mr. Jastrow	3,835	9,157
Mr. Johnson	4,516	9,157
Ms. Lora	10,084	9,157
Mr. McCaffery	9,402	9,157
Mr. Nogales	3,835	9,157
Mr. Wood	3,835	9,157
Below are each non-employee director’s total Director Plan stock unit and SAR holdings as of February 16, 2015.

Name	Stock Units (#)	Director Plan SARs (#)	Total Holdings (#)
Mr. Bollenbach	54,264	144,103	198,367
Mr. Finchem	76,205	55,350	131,555
Dr. Gilligan	12,213	26,889	39,102
Mr. Jastrow	71,281	55,350	126,631
Mr. Johnson	34,769	93,343	128,112
Ms. Lora	104,907	66,570	171,477
Mr. McCaffery	79,896	169,352	249,248
Mr. Nogales	87,135	57,480	144,615
Mr. Wood	4,765	11,378	16,143
Note: Included are SARs and stock units granted to non-employee directors before the 2009 Director Program was effective. These SARs have a 15-year term and must be exercised by the earlier of their respective terms or the first anniversary of leaving the Board; these stock units will be paid out only upon a non-employee director’s leaving the Board.

(d)
All Other Compensation. These amounts represent premiums we paid for the life insurance policies we maintain with respect to Messrs. Finchem, Jastrow and McCaffery and Ms. Lora, respectively, in connection with the Directors’ Legacy Program, which is described below. In our 2014 fiscal year, we paid a total of $69,829 in premiums for the life insurance policies we maintain to fund charitable donations under the Directors’ Legacy Program, including for the policies maintained with respect to Messrs. Finchem, Jastrow and McCaffery and Ms. Lora and participants who are former directors. Some of the life insurance policies we maintain for the Directors’ Legacy Program did not require premium payments to be made in our 2014 fiscal year. Premium payments, where required, vary depending on participants’ respective ages and other factors. The total amount payable under the Directors’ Legacy Program at November 30, 2014, with all participating directors having vested in the full donation amount, was $15.3 million.

Directors’ Legacy Program
We established the Directors’ Legacy Program in 1995 to recognize our and our directors’ interests in supporting educational institutions and other charitable organizations. The Board closed the program to new participants in 2007. Messrs. Bollenbach, Johnson, Mezger and Wood and Dr. Gilligan do not participate in the program. Under the program, we will make a charitable donation on each participating director’s behalf of up to $1,000,000 to up to five participant-designated, qualifying institutions or organizations. Donations are paid in ten equal annual installments directly to the designated recipient organizations after a participating director’s death. Participating directors and their families do not receive any proceeds, compensation or tax savings associated with the program.

ELECTION OF DIRECTORS

At the Annual Meeting, the Board will present as nominees and recommend the election to the Board of each of the individuals named below for a one-year term ending with the election of directors at our 2016 Annual Meeting. Each nominee is currently a director, has consented to being nominated and has agreed to serve as a director if elected. Mr. Nogales, our longest-tenured director with two decades of service on the Board, and Mr. McCaffery, after serving for 12 years, will each leave the Board effective as of the date of the Annual Meeting. Should any of the nominees become unable to serve as a director prior to the Annual Meeting, the individuals named as proxies for the meeting will, unless otherwise directed, vote for the election of another person as the Board may recommend. On the date of the Annual Meeting, following the election of directors, the Board will have eight members.

Voting Standard
To be elected, each director nominee must receive a majority of votes cast in favor (i.e., the votes cast for a nominee’s election must exceed the votes cast against the nominee’s election).

Director Resignation Policy
Our Corporate Governance Principles provide that a director nominee who fails to win election to the Board in an uncontested election is expected to tender his or her resignation from the Board (or to have previously submitted a conditional tender). An “uncontested election” is one in which there is no director nominee that has been nominated by a stockholder in accordance with our By-Laws. This election is an uncontested election. If an incumbent director fails to receive the required vote for election in an uncontested election, the Nominating/Governance Committee will act promptly to determine whether to accept the director’s resignation and will submit its recommendation for consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating/Governance Committee and the Board may consider any relevant factors in deciding whether to accept a director’s resignation.

BOARD RECOMMENDATION: FOR THE ELECTION OF EACH DIRECTOR NOMINEE
Director Nominees
A brief summary of each director nominee’s principal occupation, recent professional experience, the specific qualifications the Board identified in determining that each such individual should serve on the Board, and other public company directorships for at least the past five years, if any, is provided below.

Stephen F. Bollenbach, age 72, is our non-executive Chairman of the Board. He was the Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation, a hotel developer and operator, positions he held from May 2004 and February 1996, respectively. He retired from Hilton in October of 2007. Prior to joining Hilton, Mr. Bollenbach was Senior Executive Vice President and Chief Financial Officer for The Walt Disney Company from 1995 to 1996. Before Disney, Mr. Bollenbach was President and Chief Executive Officer of Host Marriott Corporation from 1993 to 1995, and served as Chief Financial Officer of Marriott Corporation from 1992 to 1993. From 1990 to 1992, Mr. Bollenbach was Chief Financial Officer of the Trump Organization. Mr. Bollenbach serves as a director of Time Warner Inc., Macy’s, Inc., Moelis & Company and Mondelēz International, Inc. He previously served as a director of American International Group Inc., and Harrah’s Entertainment, Inc. Mr. Bollenbach joined the Board in 2007 and has since served as its Chairman. Mr. Bollenbach has several years of experience and expertise as a senior corporate executive and public company board member, including as a lead independent director, and has demonstrated exemplary leadership as Chairman of the Board.

Timothy W. Finchem, age 67, has been Commissioner of the PGA TOUR, a membership organization for professional golfers, since 1994. He joined the TOUR staff as Vice President of Business Affairs in 1987, and was promoted to Deputy Commissioner and Chief Operating Officer in 1989. Mr. Finchem served in the White House as Deputy Advisor to the President in the Office of Economic Affairs in 1978 and 1979, and in the early 1980’s, co-founded the National Marketing and Strategies Group in Washington, D.C. He joined the Board in 2005. Mr. Finchem has demonstrated success in broadening the popularity of professional golf among the demographic groups that make up our core homebuyers, and has experience in residential community development. He also has a substantial presence in Florida, one of our key markets.

Dr. Thomas W. Gilligan, age 60, has served as the Dean of the McCombs School of Business at The University of Texas at Austin since 2008. Prior to his appointment at the McCombs School of Business, Dr. Gilligan held several key administrative roles at the Marshall School of Business at the University of Southern California (USC), including as interim Dean, as the Vice-Dean of Undergraduate Education, as director of the Ph.D. program, and as the Chair of the Finance and Business Economics Department. Dr. Gilligan holds the Centennial Chair in Business Education Leadership. He received his B.A. in 1979 at the University of Oklahoma and his Ph.D. in Economics at Washington University in 1984. He taught Economics at the California Institute of Technology (1984-1987) and during his tenure at USC he held visiting appointments at Stanford University (1989-1990 and 1994) and Northwestern University (1995-1996). He has served as a consultant to businesses in the entertainment, agriculture, service and construction industries, dealing with antitrust and contract issues, as well as pricing strategies. He was the recipient of a National Fellowship at the Hoover Institution of War and Peace and was a staff economist at the Council of Economic Advisers in the White House (1982-1983). He also served in the United States Air Force from 1972-1976. He joined the Board in 2012. Dr. Gilligan has deep knowledge of and significant academic credentials in the fields of finance, economics and business administration, and brings extensive leadership skills and experience from his many years of service as a dean at two of the premier post-graduate business schools in the country. In addition, he is well-known and highly regarded, professionally and personally, in both Texas and Southern California, which are key markets for us.

Kenneth M. Jastrow, II, age 67, is the non-executive Chairman of Forestar Group Inc., a real estate and natural resources company. Mr. Jastrow is also a director of MGIC Investment Corporation and Genesis Energy, LLC, the general partner of Genesis Energy, L.P., a publicly traded master limited partnership. He joined the Board in 2001. Mr. Jastrow has several years of experience and leadership in the paper, building products, forestry, real estate and mortgage lending industries, providing critical perspective in businesses that impact the homebuilding industry, and on sustainability practices. He also brings a significant knowledge of corporate governance matters from his service on a number of public company boards, and has a substantial presence in Texas, a key market for us.

Robert L. Johnson, age 68, is Founder and Chairman of The RLJ Companies, an innovative business network that owns or holds interests in a diverse portfolio of companies in the consumer financial services, private equity, real estate, hospitality, professional sports, film production, gaming, and automobile dealership industries. Prior to forming The RLJ Companies, Mr. Johnson was founder and chief executive officer of Black Entertainment Television (BET), which was acquired by Viacom Inc. in 2001. He continued to serve as chief executive officer of BET until 2006. In July 2007, Mr. Johnson was named by USA Today as one of the 25 most influential business leaders of the past 25 years. Mr. Johnson currently serves on the board of directors or trustees of the Lowe’s Companies, Inc., RLJ Entertainment, Inc., RLJ Lodging Trust, and Strayer Education, Inc. He previously served as a director of RLJ Acquisition, Inc. He joined the Board in 2008. Mr. Johnson has significant experience in real estate, finance, mortgage banking and brand-building enterprises and a unique and diverse background in a number of industry sectors. He also has a substantial presence in Washington D.C. and the mid-Atlantic region, which is an important market for us.

Melissa Lora, age 52, has been President of Taco Bell International since 2013, responsible for the international operations of Taco Bell Corp., a global quick service restaurant chain. Ms. Lora joined Taco Bell in 1987, serving as its Chief Financial Officer from 2001 to 2012, and then as its Global Chief Financial and Development Officer from 2012 to 2014. Ms. Lora also was Regional Vice President and General Manager from 1998 to 2000 for Taco Bell Corp.’s operations throughout the Northeastern United States. She joined the Board in 2004. Ms. Lora is very knowledgeable of and has substantial experience and expertise in financial matters as well as in managing real estate assets. She has made significant contributions to the work of the Audit Committee since joining the Board and has provided strong leadership as its Chair since 2008.

Jeffrey T. Mezger, age 59, has been our President and Chief Executive Officer since November 2006. Prior to becoming President and Chief Executive Officer, Mr. Mezger served as our Executive Vice President and Chief Operating Officer, a position he assumed in 1999. From 1995 until 1999, Mr. Mezger held a number of executive posts in our southwest region, including Division President, Arizona Division, and Senior Vice President and Regional General Manager over Arizona and Nevada. Mr. Mezger joined us in 1993 as president of the Antelope Valley Division in Southern California. He joined the Board in 2006. He is a member of the Executive Board of the USC Lusk Center for Real Estate, is a member of the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley Haas School of Business, serves as Chairman of the Policy Advisory Board for the Harvard Joint Center for Housing Studies and was the founding Chairman of the Executive Committee for the Leading Builders of America. In 2012, Mr. Mezger was inducted into the California Homebuilding Foundation Hall of Fame. As our CEO, Mr. Mezger has demonstrated dedicated and effective leadership, and ownership of our business strategy and its results. He has also established himself as a leading voice in the industry through his 37 years of experience in the public homebuilding sector.

Michael M. Wood, age 67, is Founder and Chairman of Redwood Investments LLC, a Washington, DC investment company established in 2005 and concentrating in media, real estate and alternative energy. From 2006-2009, Mr. Wood was the U.S. Ambassador to Sweden where he made cooperation between the U.S. and Sweden in alternative energy technology his top priority. In recognition for this work, in 2009, the King of Sweden bestowed on Mr. Wood the insignia of Commander Grand Cross, Order of the Polar Star, a medal given by Sweden’s Royal Family to people of foreign birth who make significant contributions to Sweden. Prior to becoming ambassador, Mr. Wood was co-founder and CEO of Hanley Wood LLC, the leading media company in the construction industry and one of the ten largest business-to-business media companies in the U.S. Mr. Wood is also Chairman of CSP Business Media, LLC, a private business-to-business publishing company serving the convenience retailing, restaurant, and on-the-go food industries, and serves on the Board of Trustees for The American-Scandinavian Foundation in New York and the Board of Directors of Capital Partners for Education in Washington, DC. He joined the Board in 2014. Mr. Wood has extensive knowledge of the homebuilding industry and significant experience in real estate and alternative energy investing, providing substantial insight and expertise with respect to our business operations and longstanding commitment to sustainability. He is also a prominent and respected professional in Washington DC, an important market for us, and has a distinguished policymaking background.

OWNERSHIP OF KB HOME SECURITIES
The following table shows, as of February 16, 2015, each stockholder known to us to beneficially own more than five percent of our common stock; and the beneficial ownership of our common stock by each of our non-employee directors and named executive officers (each, an “NEO”), and all of our directors and executive officers as a group. Except as otherwise indicated, beneficial ownership is direct and each owner has sole voting and investment power with respect to the securities listed.

Stockholder(a)	Total Beneficial Ownership(b)	Percent of Class	Stock Options(c)	Restricted Common Stock(d)
FMR LLC, et al.(e) 245 Summer Street, Boston, MA 02210	11,822,940	12.9%	—	—
BlackRock, Inc., et al.(f) 55 East 52nd Street, New York, NY 10022	10,043,615	10.9%	—	—
KB Home Grantor Stock Ownership Trust(g) Wells Fargo Retirement and Trust Executive Benefits One West Fourth Street, Winston-Salem, NC 27101	10,335,461	10.1%	—	—
The Vanguard Group, Inc.(h) 100 Vanguard Blvd., Malvern, PA 19355	5,417,216	5.9%	—	—
The TCW Group, Inc.(i) 865 South Figueroa Street, Los Angeles, CA 90017	4,610,676	5.0%	—	—
Non-Employee Directors(j)
Stephen F. Bollenbach	198,367	*	144,103	8,380
Timothy W. Finchem	131,555	*	55,350	4,800
Dr. Thomas W. Gilligan	12,213	*	—	3,835
Kenneth M. Jastrow, II	126,631	*	55,350	3,835
Robert L. Johnson	128,112	*	93,343	4,516
Melissa Lora	173,520	*	66,570	10,084
Michael G. McCaffery	249,248	*	169,352	9,402
Luis G. Nogales	152,015	*	57,480	3,835
Michael M. Wood	4,765	*	—	3,835
Named Executive Officers
Jeffrey T. Mezger	5,259,175	4.9%	4,882,782	—
Jeff J. Kaminski	359,286	*	304,684	42,398
Brian J. Woram	393,179	*	313,529	33,229
Albert Z. Praw	236,405	*	169,000	33,229
William R. Hollinger	625,297	*	513,483	18,801
Directors and executive officers as a group (15 people)	8,231,854	7.5%	6,973,039	143,406
*Denotes less than 1% ownership.

(a)
Except for the GSOT, the beneficial ownership and percent of class figures for the listed Stockholders are taken from their respective Schedule 13G or Schedule 13G/A filings with the SEC and reflect their respective determinations of their ownership as of December 31, 2014.

(b)
The amounts reported in this column for the NEOs include the following directly owned shares of our common stock: Mr. Mezger 376,393; Mr. Kaminski 12,204; Mr. Woram 46,421; Mr. Praw 34,176; Mr. Hollinger 93,013; and all executives officers as a group 590,531.

(c)
The amounts in this column are the shares of common stock that can be acquired within 60 days of February 16, 2015 through the exercise of Director Plan SARs (for the non-employee directors) or stock option awards (for the NEOs). These amounts are included in the amounts reported for each individual in the Total Beneficial Ownership column. Dr. Gilligan and Mr. Wood have not satisfied the stock ownership requirement to exercise their Director Plan SARs.

(d)
For the non-employee directors, the amounts in this column are Director Plan stock units that will vest on the date of the Annual Meeting. These amounts are included in the amounts reported for each non-employee director in the Total

Beneficial Ownership column. For the NEOs, the amounts in this column are shares of restricted common stock. These amounts are included in the amounts reported for each NEO in the Total Beneficial Ownership column.

(e)
The stock holding information is based solely on a Schedule 13G/A dated February 13, 2015 that FMR LLC, a parent holding company, filed with the SEC to report the beneficial ownership of FMR LLC, Mr. Edward C. Johnson 3d, FMR LLC’s chairman, and Ms. Abigail P. Johnson, FMR LLC’s vice chairman, chief executive officer and president. Of the reported amount, a wholly-owned FMR LLC subsidiary, Fidelity Management & Research Company (“Fidelity”), an investment adviser to various investment companies, together with subsidiaries Pyramis Global Advisors Trust Company and Strategic Advisers, Inc., had sole dispositive power as to 11,822,940 shares and had sole voting power as to 45,434 shares. Fidelity votes these shares under guidelines established by its Boards of Trustees.

(f)
The stock holding information is based solely on a Schedule 13G/A dated January 9, 2015 that BlackRock, Inc., a parent holding company, filed with the SEC to report its beneficial ownership. Of the reported amount, BlackRock, Inc. subsidiaries, collectively, had sole voting power as to 9,850,421 shares and had sole dispositive power as to 10,043,615 shares, and a subsidiary, BlackRock Fund Advisors, beneficially owned more than 5% of our outstanding shares.

(g)
The GSOT holds these shares pursuant to a trust agreement, with Wells Fargo Bank, N.A. as trustee. Both the GSOT and the trustee disclaim beneficial ownership of the shares. Under the trust agreement, our employees who hold unexercised common stock options under our employee equity compensation plans determine the voting of the GSOT shares. The number of GSOT shares that any one employee can direct the vote of depends on how many eligible employees submit voting instructions to the trustee. Employees who are also directors cannot vote GSOT shares; therefore, Mr. Mezger cannot direct the vote of any GSOT shares. If all eligible employees submit voting instructions, our other NEOs can direct the vote of the following amounts of GSOT shares: Mr. Kaminski 902,516; Mr. Woram 840,826; Mr. Praw 548,631; and Mr. Hollinger 1,156,740; and all current executive officers as a group (excluding Mr. Mezger) 3,846,246.

(h)
The stock holding information is based solely on a Schedule 13G/A dated February 9, 2015 that Vanguard Group, Inc., an investment adviser to various investment companies (“VGI”), filed with the SEC to report its beneficial ownership. Of the reported amount, VGI had sole voting power as to 115,408 shares, had sole dispositive power as to 5,309,708 shares, and had shared dispositive power as to 107,508 shares. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each VGI subsidiaries, beneficially own 107,508 and 7,900 shares, respectively.

(i)
The stock holding information is based solely on a Schedule 13G dated February 12, 2015 that The TCW Group, Inc., a parent holding company (“TGI”), filed with the SEC to report beneficial ownership on behalf of the TGI Business Unit. Of the reported amount, the TGI Business Unit had shared voting power as to 224,666 shares and had shared dispositive power as to 4,610,676 shares.

(j)
Ms. Lora holds 2,043 shares of our common stock and the Director Plan stock units reflected in the amount reported for her in the Total Beneficial Ownership column in a trust in which she and her spouse are trustees and beneficiaries and over which they jointly exercise voting and investment power. Mr. Wood holds the Director Plan stock units reflected in the amount reported for him in the Total Beneficial Ownership column in a trust in which he and his spouse are trustees and over which they jointly exercise voting and investment power, and he is the sole beneficiary as to the stock units.

Stock Ownership Requirements
Our non-employee directors and senior executives are subject to stock ownership requirements to better align their interests with those of our stockholders. Our Corporate Governance Principles require each of our non-employee directors to own at least five times the board retainer (currently, $500,000) in value of our common stock or common stock equivalents by the fifth anniversary of joining the Board (the directors serving on the Board on October 9, 2014 must meet the ownership threshold by the fifth anniversary of that date). Our executive stock ownership policy requires designated senior executives, including our NEOs, to own a certain number of shares within five years of becoming subject to the policy. The policy is discussed below under the heading “Equity Stock Ownership Policy.” Each of our non-employee directors and NEOs is in compliance with their respective requirements.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis (“CD&A”) describes the material components of, and the material factors and considerations behind, the compensation and benefits paid to our five NEOs, who are:

•	Jeffrey T. Mezger, our President and Chief Executive Officer;

•	Jeff J. Kaminski, our Executive Vice President and Chief Financial Officer;

•	Brian J. Woram, our Executive Vice President and General Counsel;

•	Albert Z. Praw, our Executive Vice President, Real Estate and Business Development; and

•	William R. Hollinger, our Senior Vice President and Chief Accounting Officer.
In this CD&A, we begin by putting our Executive Compensation in Focus and Context, including a description of Key Features of Our Executive Compensation Programs. We then provide further discussion of our 2014 Fiscal Year Financial Results in conjunction with NEO Compensation Outcomes, an outline of our Pay-for-Performance Orientation and CEO Compensation, and a Pay Program Overview. This is followed by a summary of our NEO Compensation Components, including elements of both our annual and long-term incentive programs. Finally, we review the Executive Compensation Decision-Making Process and Policies that apply to our executives’ compensation and benefits, and the Severance, Change in Control and Post-Termination Arrangements and Benefits available to our executives.
Executive Compensation in Focus and Context
At our 2014 Annual Meeting, approximately 94% of the shares of our common stock present or represented at the meeting supported our advisory vote on named executive officer compensation. We believe this high level of support demonstrated a substantial degree of stockholder confidence in our performance and executive compensation programs. In 2014, we continued our longstanding practice of engagement with our stockholders, and held discussions with approximately 75% of our top 25 stockholders. During many of these discussions, we reviewed our general business strategy and outlined how our executive compensation programs are designed to support that strategy as well as stockholder value creation and our financial and operational performance. We value the input we have received from our stockholders and have taken their feedback into account in the overall design of our executive compensation programs and policies.
At the core of our executive compensation and benefit programs is a pay-for-performance philosophy that emphasizes alignment of executive pay with the achievement of our annual financial objectives and our longer-term strategic goals as well as stockholder interests. As discussed in this CD&A, we believe our 2014 fiscal year executive compensation and benefits programs and pay outcomes for our NEOs demonstrated such alignment.
As a national homebuilder, we operate in a dynamic and complex business environment that is subject to significant short-term fluctuations in market demand due to general as well as local economic, employment and business conditions, among other factors, and yet requires us to make significant long-term investments in order to have a sufficient pipeline of future communities to meet expected demand from homebuyers several years into the future. As such, we structure our executive compensation programs to encourage and reward actions that drive results and enhance stockholder value in three categories:

•	Short-Term Operating Results

•	Strategic Performance Indicators

•	Long-Term Performance Results
In addition, we have taken active measures to ensure that our executive compensation programs align our management’s interests with stockholders’ interests and adhere to market best practices. A summary of key features is found below.

KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAMS
What We Do		What We Don’t Do
✓	Engage with stockholders and consider their input in designing our executive compensation programs	×	Do not allow re-pricing of stock options without stockholder approval
✓
Link a large majority of annual incentive pay to objective, pre-established financial performance goals, while also taking into account the strategic objectives that lead to long-term success for our business
		×	Do not provide new tax “gross-ups” to any officer or employee
✓	Grant the majority of our CEO’s total long-term incentive grant value in vehicles that require performance for him to realize value	×
Do not, without stockholder approval, provide severance benefits to an executive officer above 2.99 times the sum of the executive officer’s then-current base salary and target bonus under any severance arrangement made or materially changed after the policy was adopted

✓	Maintain stock ownership guidelines for all NEOs	×	Do not allow our NEOs to hedge or pledge company securities as collateral for loans
✓	Award equity under a policy that has strict controls on grant processes and timing	×	Do not provide perquisites to our NEOs beyond market-competitive medical, dental and vision benefits and the opportunity to participate in a deferred compensation plan
✓	Engage at the sole direction of the Compensation Committee its independent compensation consultant
✓	Maintain a relevant peer group
✓	Have clawback policies consistent with the Sarbanes-Oxley Act of 2002 and the 2010 Dodd-Frank Wall Street Reform Act
✓	Conduct, under Compensation Committee oversight, annual risk assessments to determine that our compensation plans do not have a material adverse effect on us
2014 Fiscal Year Financial Results and NEO Compensation Outcomes
For 2014, we set aggressive targets for revenues, pretax income, community count growth and other key financial and strategic metrics. Our intention in setting aggressive goals in these areas was in part to motivate performance that would allow us to reverse a substantial portion of our DTA valuation allowance, which totaled $859.4 million at the end of our 2013 fiscal year.
The housing market in our 2014 fiscal year was not as strong as expected at the beginning of the year. Overall new home sales in the United States increased by approximately 1% during the year, reaching a total unit level that continues to be well below historical norms. While operating in this housing environment in 2014, we delivered robust results against our goals. Highlights of our performance and resulting pay outcomes within our three compensation categories are illustrated below.

Category		Performance Highlights	2014 Pay Outcomes
Short-Term (Fiscal 2014) Operating Results	ñ
•
We grew our revenues to $2.40 billion, a 14% increase over the prior year
•
We increased our housing gross profit margin to 18.1%, up from 16.7% a year ago
•
We generated $94.9 million in pretax income, an increase of $56.5 million, or 148%, from 2013
• We achieved net income of $918.4 million, compared to $40.0 million in the prior year, driven by the increase in pretax income and our reversal of a substantial portion of our DTA valuation allowance

•
The adjusted pretax income and revenue results drove the majority of our NEOs’ 2014 fiscal year annual incentive payouts
•
With aggressive targets for both metrics, we outperformed our pretax income target by more than 6%, but performed below our revenue target by approximately 4%
•
Based on these results, our NEOs earned payouts for the financial component of their annual incentives in the range of 102%—114% of target

Strategic Performance Indicators	ñ
•
Our 2014 fiscal year-end community count increased by 19% from the prior year, and by 32% compared to two years ago
•
We posted a 2014 year-end backlog value of $914.0 million, up 34% year over year, representing our highest year-end level since 2007
•
Our DTA enables us to potentially shelter, on a cash basis, more than $2 billion of future earnings from income taxes

•
The solid foundation for future growth provided by our expanded community count and the DTA valuation allowance reversal supported strong payouts to our NEOs for the strategic component of their annual incentives
•
Each NEO maximized this strategic component, resulting in total annual incentive payouts of approximately 136% of target

Long-Term Performance Results	ñ
•
We have increased operating income by $220.1 million over the last three years
•
Our stockholders’ equity increased to $1.60 billion at November 30, 2014, up from $536.1 million at November 30, 2013, marking our highest year-end stockholders’ equity since 2007
•
We have generated total stockholder returns (including reinvested dividends) of 145% over the past three years, which is approximately in the 60th percentile of our peer group

•
Payouts in 2014 related to a long-term performance cash award were 183% of target based on our adjusted operating income performance over the last three years
•
Since 2011 and continuing through 2014, 100% of our CEO’s long-term incentive grants are subject to performance and/or stock price appreciation before value is realized. For his 2014 long-term incentives:
◦
The majority of the total grant value was in performance shares that may vest after three years based on our results in one relative and two absolute performance measures
◦
The remaining portion of the total grant value was in stock options

Pay-for-Performance Orientation and CEO Compensation
As noted above, we delivered strong results in our 2014 fiscal year in total revenues, pretax income, community count growth and backlog value compared to 2013. We also reversed $825.2 million of our DTA valuation allowance, which significantly increased our stockholders’ equity and improved our debt-to-capital ratio. Our one-year total stockholder return, including reinvested dividends (“TSR”), approximated the median of our peer group. Our three-year TSR was 145%, and was approximately in the 60th percentile of our peer group.
For our CEO, compensation as set forth below in the Summary Compensation Table increased in 2014, primarily as a function of three items: (a) payout of a long-term performance cash award granted in 2011 driven by strong adjusted operating income performance over multiple years; (b) an increase in total long-term incentive grant value intended mainly to promote retention and drive future performance; and (c) an actuarial adjustment to the value of his fixed Retirement Plan benefit, in which our CEO became a participant in 2001, which does not reflect any cash or other compensation received by the CEO. Below is a summary of key considerations for the various elements of our CEO’s 2014 compensation.

CEO PAY COMPONENT	2013 VALUE	2014 VALUE	CONSIDERATIONS
BASE SALARY	$1,000,000	$1,000,000	• No increase since 2006, placing more emphasis on variable pay tied to performance
ANNUAL INCENTIVES	$2,725,500	$2,034,750
• We set aggressive targets for both financial metrics—we exceeded our pretax income target by more than 6%, but fell approximately 4% below our revenue target, resulting in a lower payout value than for 2013

LONG-TERM INCENTIVE PLAN CASH AWARD (OTHER NON-EQUITY INCENTIVES)	$0	$790,000	• Payout of three-year award granted in 2011 • The award was earned based on an adjusted operating income improvement of nearly $250 million over the performance period
CHANGE IN PENSION VALUE	$0	$830,924	• This value is an actuarial-based change, tied to interest rate fluctuations, and does not reflect any cash or other compensation received by Mr. Mezger in our 2014 fiscal year
BONUS	$500,000	$125,000	• Reflect payouts related to long-term incentives
STOCK AND OPTION AWARDS	$2,707,660	$5,500,000	• Increase in total grant value for retention and performance • 100% of grants are subject to performance and/or stock price appreciation before value is realized
ALL OTHER COMPENSATION	$67,884	$68,809	• No changes in benefits
ANNUAL TOTAL DIRECT COMPENSATION	$6,433,160	$8,534,750	• Includes only the following annual CEO compensation elements: (i) base salary, (ii) annual incentives and (iii) stock and option awards
TOTAL	$7,001,044	$10,349,483	• Reflects all CEO compensation elements, including: (i) change in pension, (ii) cash long-term incentive payouts and bonus for prior years and (iii) all other compensation
Pay Program Overview
Our seasoned executive management team is a critical component to our success. As the homebuilding industry and the broader economy have recovered, we have encountered increasing competition for senior management talent from both our peer homebuilders and general industry firms. This heightened challenge to successfully attract and retain qualified personnel has been a key consideration in making compensation-related decisions, and we expect it to continue to be a significant consideration in 2015 as the housing market continues to gain momentum. As a result, we have designed our executive compensation program to be competitive in the market and to reinforce our top business objectives. We evaluate executive pay against our peer group of comparably-sized homebuilders, though we do not specifically target any components of compensation to the levels provided by our peers or general industry. Instead, we use this data as one of several considerations in determining pay levels for our executives. Other considerations include the experience, responsibilities, capabilities, performance and potential contributions of the individual.
The components of, and rationale for, each element of our executive compensation program are described in the table below.

REWARDS ELEMENT		DESCRIPTION	RATIONALE
BASE SALARY		• Fixed compensation delivered in cash on a semi-monthly basis	• A market-aligned component of the overall pay package to provide a baseline level of pay; key to attracting and retaining highly qualified executives
ANNUAL INCENTIVE PROGRAM		• 65-75% of our NEOs’ 2014 annual incentives were based on pretax income and revenues • Remainder of the 2014 annual incentive opportunities were aligned with our Strategic Performance Indicators
• Motivates achievement of key short-term financial results
• Utilizes balanced incentive goals with annual and medium-term time frames to promote sustainable pretax income growth and stockholder value creation

LONG-TERM INCENTIVE PROGRAM (“LTIP”)	Performance-Based Restricted Stock Units (“PSUs”)
• 52% of total grant value for our CEO, 20% for our other NEOs
• 2014 fiscal year grants have three, longer-term performance measures: three-year earnings per share growth, three-year return on invested capital, and three-year revenue growth versus our peer group
• Focuses executives on achievement of long-term operating results • Establishes strong alignment with long-term stockholder interests through performance-based payouts in shares of our common stock
	Stock Options	• 48% of total grant value for our CEO and our other NEOs	• Value realized only with stock price appreciation, which is strongly influenced by performance
	Restricted Stock	• 30% of total grant value for our NEOs other than our CEO	• Provides additional alignment with stockholder interests and encourages retention
RETIREMENT PROGRAMS AND PERQUISITES
• 401(k) Savings Plan in which all eligible employees may participate
• Closed legacy executive retirement and death benefit plans to new participants several years ago
• Market-competitive medical, dental and vision benefits and the opportunity to participate in a deferred compensation plan, as further described below
• Programs are aligned with market practices • Focuses executives on earning rewards through performance pay elements, not through entitlements
As outlined above, we place a significant emphasis on at-risk, performance-based pay. The strategic mix of pay components for our CEO and our other NEOs on an aggregate basis is illustrated below.

2014 CEO Compensation Mix

Annual Incentives 21%
Base Salary 11%
Long Term Incentives 68%

2014 Other NEO Compensation Mix

Base Salary
22%
Annual
Incentives
29%
Long Term
Incentives
49%

In fiscal 2014, our CEO received nearly 90% of his direct compensation in performance-based and/or at-risk vehicles. For our other NEOs, performance-based and/or at-risk vehicles made up, on average, 78% of their direct compensation. The majority of the at-risk vehicles are long-term incentives intended to promote sustainable stockholder value. We view direct compensation as base salary and annual and long-term incentives, as reported below in the Summary Compensation Table and in the footnotes to the table. In 2014, long-term incentives included the overall payments approved by the Compensation Committee in relation to performance cash awards originally granted in 2011, as discussed below.

NEO Compensation Components
Base Salaries. The Compensation Committee annually reviews and approves the base salaries of our CEO and our other NEOs. The Compensation Committee approves NEO base salaries based on its consideration of several factors, including an NEO’s experience, specific responsibilities, capabilities, individual performance and expected future contributions; our current and expected financial and operational results; and market rates to ensure competitiveness. In July 2014, each of our NEOs with the exception of the CEO received an increase to his base salary based on our growth, an evaluation of the factors listed above and our CEO’s recommendations. These base salary increases are reflected below in the Summary Compensation Table.
2014 Fiscal Year Annual Incentives. Our annual incentive program is structured to drive performance in the Short-Term Operating Results and Strategic Performance Indicators categories of our overall executive compensation structure. To provide alignment of the annual incentive program with stockholders’ interests, the Compensation Committee established a requirement that we achieve pretax income of $75 million for our 2014 fiscal year (excluding incentive and variable compensation expense and inventory impairment and land option contract abandonment charges, “Minimum Pretax Income”) for our NEOs to receive any annual incentive payouts. If we achieved Minimum Pretax Income, annual incentive payouts to our NEOs would be largely determined based on performance relative to financial and strategic components, per the structure outlined in the table below.

NEO	Target Annual Incentive Payout as Percent of NEO Base Salary	Financial Component Percentage of Payout	Financial Component Maximum Leverage	Strategic Component Percentage of Payout	Strategic Component Maximum Leverage
Mr. Mezger	150%	75%	3x	25%	2x
Mr. Kaminski	100%	65%	2x	35%	2x
Mr. Woram	100%	65%	2x	35%	2x
Mr. Praw	100%	65%	2x	35%	2x
Mr. Hollinger	80%	65%	2x	35%	2x
The target annual incentive payouts relative to NEO base salary remained consistent with the prior year, however, the Compensation Committee increased the maximum leverage on the financial component for the CEO to provide a potential award level that, if achieved, would reflect strong performance and also be more in line with peer group pay practices.
2014 Fiscal Year Annual Incentive Payouts. Since we exceeded the Minimum Pretax Income, our NEOs became eligible for annual incentive awards under the 2014 fiscal year program. Based on the Compensation Committee’s consideration of our performance on the program’s financial and strategic components, as discussed below, and also in consideration of the CEO’s recommendations for the NEOs other than himself, the Compensation Committee approved 2014 fiscal year annual incentive payouts to the NEOs that were approximately 36% above each individual’s target award level. Actual payment amounts are shown in the table below.

2014 Annual Incentive Program Payout Levels and Actual Awards
NEO	Threshold	Target	Maximum	Actual
Mr. Mezger	$375,000	$1,500,000	$4,125,000	$2,034,750
Mr. Kaminski	162,500	650,000	1,300,000	885,316
Mr. Woram	137,500	550,000	1,100,000	749,114
Mr. Praw	133,750	535,000	1,070,000	728,683
Mr. Hollinger	77,600	310,400	620,800	422,773
Financial Performance Measures. The primary financial performance measure under the 2014 fiscal year annual incentive program, weighted at 65%, was adjusted pretax income (pretax income, excluding incentive and variable compensation expense, inventory impairment and land option contract abandonment charges and other extraordinary items to be approved by the Compensation Committee, “Adjusted Pretax Income”). The secondary financial performance measure, weighted at 35%, was total revenues. The financial performance measures were designed to support our 2014 fiscal year profitability and revenue growth goals. The financial performance measures had threshold, target and maximum payout opportunities directly scaled to threshold, target and maximum performance goals. The target performance goals the Compensation Committee set for both financial measures were intended to be aggressive under then-expected market conditions, yet achievable with strong management performance.
The table below shows the financial performance measures and goals the Compensation Committee established in February 2014 and the actual results for each measure for our 2014 fiscal year.

2014 Fiscal Year Annual Incentive Program Financial Performance Measures and Goals and Results
Financial Performance Measures	Performance Goals			Actual Result	Achievement Level
	Threshold	Target	Maximum
Adjusted Pretax Income*	$100.0 million	$150.0 million	$200.0 million	$159.4 million	138% (CEO) 119% (Other NEOs)
Total revenues	$2.25 billion	$2.50 billion	$2.75 billion	$2.40 billion	70%
*Annex 1 to this Proxy Statement contains a reconciliation of Adjusted Pretax Income to generally accepted accounting principles (“GAAP”) pretax income.
Our Adjusted Pretax Income of $159.4 million exceeded the target performance goal by more than 6%. Even though our total revenues of $2.40 billion grew by 14% in 2014 compared to 2013 and represented strong absolute performance, the results were below the target performance goal.
Strategic Performance Measures. Under the strategic performance component of the 2014 fiscal year annual incentive program, payouts were determined from a mix of operational and individual performance measures that represented both current results and future business performance indicators, including community count and backlog growth and the reversal of our DTA valuation allowance.
In assessing individual NEO performance for the strategic performance component, the Compensation Committee took account of the contributions identified in the table below. Additionally, for our NEOs other than our CEO, the Compensation Committee considered the CEO’s assessment of their performance.

NEO	2014 NEO Performance Contributions
Mr. Mezger
Mr. Mezger provided outstanding leadership, most notably in setting and driving performance against our top strategic objectives that, among other things, contributed to restoring our profitability and positioning us with momentum for additional growth in revenues and profits going forward. In 2014, our year-over-year pretax income grew by 148%, our net order value rose by 20%, and our ending community count expanded by 19%. He also played a critical role in promoting the continued enhancement of the KB Home brand as a leader in innovation in sustainable building practices.

Mr. Kaminski
Mr. Kaminski oversaw the successful completion of a concurrent public underwritten common stock offering and senior notes issuance that generated more than $500 million of incremental capital for investment in the business. He also led an in-depth review of company-wide selling, general and administrative expenses. He also continued to drive enhancements in the financial performance of our operating divisions through disciplined monthly reviews, among other steps.

Mr. Woram
In 2014, Mr. Woram’s major accomplishments included successes in transactional support, litigation management, risk mitigation and significant litigation cost recoveries. He continues to provide strong oversight to our legal team, and he was successful this year in strengthening his group through the hiring of talented individuals to improve the ability of the team to support our transactional needs.

Mr. Praw
Mr. Praw led our efforts in driving community count growth through successful land acquisitions, putting us in position to meet our 2015 and 2016 home delivery goals. In addition, he established new protocols to improve the community opening process in all divisions to help generate more efficient inventory turns and deliver better returns on investment from our new home communities.

Mr. Hollinger
Mr. Hollinger played a primary and important role in the $825.2 million DTA valuation allowance reversal, which nearly tripled our stockholders’ equity and significantly reduced our debt-to-capital ratio. In addition, he provided extensive support for our capital market transactions in 2014, and provided critical leadership in our financial reporting process, including the effectiveness and integrity of our financial, internal and disclosure controls and procedures.

In considering the above individual contributions and the achievement of key strategic objectives for our 2014 fiscal year, the Compensation Committee determined that the NEOs performed at the maximum payout level under the strategic component.
2015 Fiscal Year Annual Incentive Program. The 2015 fiscal year annual incentive program will be largely formula-driven, with annual incentive payouts to our NEOs based on our achieving specified performance objectives in line with our top strategic priorities for the year. As with the 2014 fiscal year program, a minimum performance level must be achieved for our NEOs to receive any annual incentive payouts for our 2015 fiscal year. Actual funding of potential 2015 fiscal year annual incentive payouts to our NEOs will be determined by our pretax income performance compared to pre-established threshold and target levels, as well as on an asset efficiency performance measure. Threshold performance is designed to be reasonably achievable, yet uncertain to be met under expected market conditions, while target performance is designed to require strong management effort to achieve. Consistent with the 2014 fiscal year program, the Compensation Committee will have discretion to calibrate the formula-based funding of the performance-based payout results under the 2015 fiscal year annual incentive program to balance and/or contain annual incentive outcomes as it deems appropriate.

Long-Term Incentives. We provide long-term incentives to our NEOs and other senior executives that are designed to promote alignment of pay with our performance and stockholder value creation and the retention of talented individuals. In October 2014, the Compensation Committee approved long-term incentive awards consisting of PSUs, stock options and shares of restricted stock. These particular vehicles were selected to further strengthen the alignment of the recipients’ interests with those of our stockholders. The majority of the total long-term incentive grant value approved for our CEO, and approximately 20% of the total grant value approved for our other NEOs, was composed of PSUs with specific performance results required to achieve vesting. The balance of the total long-term incentive grant value approved for our CEO and 50% of the total grant value approved for our other NEOs was in the form of stock options that only accrue value for the recipient with share price appreciation, which is strongly influenced by performance. The remaining 30% of the total long-term incentive grant value approved for the NEOs other than our CEO was in the form of time-vesting restricted stock. The long-term incentive grants approved for our NEOs and the corresponding grant-date fair value are identified in the table immediately below, as well as in the Grants of Plan-Based Awards During Fiscal Year 2014 table.

NEO Long-Term Incentives Granted in 2014
NEO	PSUs		Restricted Stock		Stock Options		Total ($)
	#	$	#	$	#	$
Mr. Mezger	195,622	$2,860,000	—	—	520,300	$2,640,000	$5,500,000
Mr. Kaminski	15,048	220,000	22,572	$330,000	108,396	550,000	1,100,000
Mr. Woram	10,602	155,000	15,903	232,500	76,370	387,500	775,000
Mr. Praw	10,602	155,000	15,903	232,500	76,370	387,500	775,000
Mr. Hollinger	6,156	90,000	9,234	135,000	44,344	225,000	450,000
Performance-Based Restricted Stock Units. The PSUs granted in 2014 are designed to focus our NEOs on the achievement of important long-term financial objectives over several years. The PSUs include the following measures consisting of a combination of absolute and relative metrics that, if achieved, will drive positive outcomes for our business and that we believe are strong drivers of stockholder value creation:

• Earnings Per Share Growth:	50% weight, measures our growth in profitability over the three-year period
• Return on Invested Capital:	20% weight, measures our profitability relative to the capital deployed
• Revenue Growth Rank Versus Peers:	30% weight, assesses our ability to grow our top-line relative to our peers
The PSU amounts shown in the table above reflect a target award of shares of our common stock (“Award Shares”). Each PSU entitles an NEO to receive a grant of from 0% to 200% of the NEO’s Award Shares. The PSUs will vest, based on our achieving, over the three-year period commencing on December 1, 2014 and ending on November 30, 2017, specified levels of performance against the three performance measures noted above. Vesting is also generally subject to the NEO’s continued employment with us to and including a date that is no later than 90 days after the end of the performance period (the “Determination Date”). The performance achievement standards for the relative revenue growth ranking are outlined in the table below. The earnings per share growth and return on invested capital measures, each of which will be determined on an adjusted basis that excludes certain compensation expense, inventory impairment and land option contract abandonment charges and other extraordinary items to be approved by the Compensation Committee, have threshold, target and maximum payout opportunities directly scaled to threshold, target and maximum performance levels. The threshold performance levels are designed to be reasonably achievable, yet uncertain to be met under expected market conditions. The target performance levels are designed to require strong management effort to achieve. The maximum performance levels are designed to be difficult to achieve.

Performance Measure	Performance (Rank)	Target Award Multiplier
Relative Revenue Growth (Adjustments to ranking levels and multipliers will be made if there are changes in the peer group composition over time)	First or Second	200%
	3	180%
	5	140%
	7	100%
	9	60%
	11	20%
	Bottom 2	0%
Performance for each measure is to be determined by the Compensation Committee on the Determination Date. In addition, each NEO will be credited with an amount of cash (the “Dividend Equivalent”) equal to the NEO’s target Award Shares multiplied by the cash dividends that are paid in respect of one share of our common stock with a record date during the period beginning on the grant date and ending on the Determination Date. Upon the vesting of each PSU, each NEO will be eligible to receive a cash payment equal to the credited Dividend Equivalent multiplied by the applicable percentage of Award Shares that may be granted to the NEO after the Determination Date, if any. If performance over the performance period for all three measures is below specific thresholds, each NEO will be granted no shares of common stock and will receive no cash Dividend Equivalent payment. In general, each NEO will forfeit any rights with respect to Award Shares and to any cash Dividend Equivalent payment if an NEO terminates service prior to the Determination Date.
Restricted Stock. Each share of restricted common stock shown in the table above will vest at the conclusion of the three-year vesting period, and entitles the NEO to receive all cash dividends that are paid in respect of one share of our common stock with a record date during the period beginning on the grant date and ending on the vesting date. Each NEO will forfeit any unvested shares if the NEO’s employment with us is terminated before the applicable vesting date.
Stock Options. Each common stock option shown in the table above will vest ratably over the three-year period. Each NEO will forfeit any unvested options if the NEO’s employment with us is terminated before an applicable vesting date.
2011 Performance Cash Awards. In 2011, the Compensation Committee approved performance cash awards to our NEOs and to other senior executives consistent with the pay-for-performance purpose of our long-term incentives and to enhance retention. Each 2011 performance cash award was designed to deliver a cash payout between 0% and 200% of a participant’s target award value relative to threshold, target and maximum performance goals the Compensation Committee set for each fiscal year of the three-year period ending on November 30, 2014. The goals, which the Compensation Committee increased in each fiscal year of the program, are shown in the table below.

2011 Performance Cash Awards
Financial Performance Measure	Performance Goals			Actual Result	Payout Result to Target
	Threshold	Target	Maximum
Adjusted Operating Income, FY12	($15.0 million)	$10.0 million	$22.5 million	$8.3 million	93%
Adjusted Operating Income, FY13	$68.0 million	$100.0 million	$116.0 million	$128.8 million	200%
Adjusted Operating Income, FY14	$149.0 million	$170.0 million	$191.0 million	$189.0 million	182%
Total					158%
The threshold, target and maximum performance goal levels for each fiscal year of the 2011 performance cash award program’s performance period were based on adjusted operating income, calculated as the sum of our homebuilding operating income, financial services operating income and equity in income of unconsolidated financial services joint ventures, excluding (i) incentive and variable compensation expense for the 2014 and 2013 fiscal years, and (ii) inventory impairment and land option contract abandonment charges for each fiscal year (“AOI”). Annex 1 to this Proxy Statement shows the calculation of our AOI in each fiscal year of the 2011 performance cash award program’s performance period and a reconciliation to GAAP operating income. The Compensation Committee considered AOI to be an appropriate performance measure because it incentivizes revenue generation, margin expansion and cost control, all of which underpin profitability, our top strategic priority throughout the performance period. Although the performance goal levels were based on the full definition of AOI as described above, the performance measure definition adopted for the first year of the 2011 performance cash award program (our 2012 fiscal year) was slightly different because it did not include all of the AOI income components. Specifically, it omitted financial services operating income and equity in income of unconsolidated financial services joint ventures, and therefore those two income categories did not contribute to determining the performance achievement result for that fiscal year. The omission was an unintended oversight, and for the second and third years of the program, the Compensation Committee approved a performance measure definition that was consistent with the full definition of AOI.
2011 Performance Cash Award Payouts. In approving payouts under the 2011 performance cash award program, the Compensation Committee determined it was appropriate to award an additional amount to each participant so they would receive a total payment equal to the formula-driven payout result if the 2012 fiscal year performance measure definition had been consistent with the full definition of AOI upon which the performance goal levels had been set. The Compensation Committee also determined it was appropriate not to exclude $1.9 million of inventory impairment charges relating to land assets we acquired during the 2011 program’s performance period in approving the 2014 fiscal year performance achievement level, thereby reducing the payout level to 181% from 182%. With the additional amount and performance achievement level adjustment, the Compensation Committee approved overall payments for our NEOs in relation to the 2011 performance cash awards as shown in the table below that were 183% of target.

NEO	Target	Program Payout	Additional Amount	Overall Payment
Mr. Mezger	$500,000	$790,000	$125,000	$915,000
Mr. Kaminski	250,000	395,000	62,500	457,500
Mr. Woram	250,000	395,000	62,500	457,500
Mr. Praw	250,000	395,000	62,500	457,500
Mr. Hollinger	150,000	237,000	37,500	274,500

Executive Compensation Decision-Making Process and Policies
Our executive compensation decision-making process and executive compensation and benefits programs and policies are overseen by the Compensation Committee. In making executive compensation decisions, the Compensation Committee considers a variety of factors and data, with our performance and individual executive performance generally viewed as the most important inputs, and takes into account the totality of compensation that may be paid through base salaries and annual and long-term incentives. Among the data the Compensation Committee considers are financial and operational performance information and metrics for us, including comparisons to prior years’ performance and our current business plans, and for our peer group (which is described below); surveys and forecasts of comparative general industry and peer group compensation and benefits practices; and at least annually, management-prepared tally sheets for each NEO and certain other senior executives with up to five years of compensation data. The Compensation Committee, in consultation with FWC, also considers as to NEO compensation one-year and three-year pay and performance data regarding the members of our peer group.
Role of Our Management. Our CEO and senior human resources and legal department executives provide information and recommendations to assist the Compensation Committee’s decision-making, and also advise on compliance and disclosure requirements.
Role of Compensation Consultants. Each of the Compensation Committee and our management is assisted in the executive compensation decision-making process by an outside compensation consultant, who attends Compensation Committee meetings as needed. In 2014, the Compensation Committee was assisted on executive compensation, and on compliance and disclosure requirements, by FWC, which it retained directly. To maintain its independence and avoid any conflicts of interest, FWC may not work directly for our management unless the Compensation Committee pre-approves the work, including fees. During 2014, FWC did not provide any services that would have required such pre-approval. Based on its consideration of factors under NYSE listing standards, the Compensation Committee determined that FWC’s work did not raise any conflicts of interest, and therefore considered FWC to be independent.
Since 2012, our management has retained Mercer (US) Inc. to provide general advice and assistance with the design of our executive compensation program, including, in an indirect fashion, the terms and conditions of our NEOs’ annual and long-term incentives. Based on its consideration of the NYSE factors, the Compensation Committee determined that any conflicts of interest in respect of Mercer’s supporting role as our management’s outside compensation consultant were appropriately mitigated by a number of factors. Such factors include FWC’s integral role in reviewing management’s recommendations to the Compensation Committee on executive compensation and benefits matters, and the Compensation Committee’s reliance on FWC’s advice in making executive compensation and benefits decisions.
Peer Group. Our peer group is composed solely of public companies that, like us, are engaged in high production homebuilding as their primary business. We compete with these companies for both homebuyers and management talent. The competition with these companies for human resources reflects our, and their, need to attract and retain high caliber management and other personnel with strong high production homebuilding expertise and experience to execute business activities in distinct, local markets. Therefore, a principal focus in designing our compensation and benefits programs is to meet this critical, competitive need.
The Compensation Committee, in consultation with FWC and our management, reviews and considers changes to the makeup of our peer group annually. The Compensation Committee principally considers the competitive factors described above, and it also considers our total revenues and market capitalization relative to those of the companies in the peer group. The companies in our peer group are shown in the table below. As of their most recently filed proxy statements before the date of this Proxy Statement, each member of our peer group included us in its own peer group.

Our Peer Group
• Beazer Homes • Lennar Corporation • Meritage Homes Corp. • Ryland Group	• DR Horton • MDC Holdings • NVR Incorporated • Standard Pacific	• Hovnanian Enterprises • M/I Homes • PulteGroup, Inc. • Toll Brothers
As of December 31, 2014, the reported total revenues (on a trailing 12-month basis) of the companies in our peer group were within a range of approximately one-half to 3.0 times our total revenues, and our total revenues approximated the median of the peer group. The market capitalization of our peer group was within a range of approximately one-third to 6.0 times ours.
Equity Stock Ownership Policy. We have had an executive stock ownership policy for several years. The policy is intended to encourage, and has encouraged, our executives to increase their ownership of our common stock over time and to align their interests with our stockholders’ interests. Under the policy, designated senior executives are expected to achieve specific levels of common stock ownership within five years of joining us and, once achieved, maintain such ownership throughout employment. The targeted common stock ownership levels for our NEOs are as follows:

Executive Position	Ownership Guideline
CEO	6.0 times base salary
Executive Vice President	2.0 times base salary
Senior Vice President	1.0 times base salary
The applicable ownership requirement will be reduced by 10% each year for five years once a covered executive has reached the age of 60. Common stock ownership includes shares directly owned by the NEO, and shares are valued at the greater of the most recent closing price on a valuation date, or the closing price on the date shares are acquired. Covered executives are required to hold all vested net (after tax) shares of time-vesting and performance-vesting restricted stock and up to 100% of net shares acquired through stock option exercises until their ownership requirement is met, absent a hardship or other qualified exception. Each of our NEOs is in compliance with the requirements of the policy.
Prohibition on Hedging/Pledging of KB Home Securities. To further align their interests with those of our stockholders, our senior executives cannot engage in short sales of our securities and cannot buy or sell puts, calls or any other financial instruments that are designed to hedge or offset decreases or increases in the value of our securities (including derivatives, prepaid variable forward contracts, equity swaps, collars and exchange funds).
Equity-Based Award Grant Policy. Our equity-based award grant policy governs the timing and establishes certain internal controls over the grant of equity-based awards. The policy requires that the Compensation Committee (or the Board) approve all grants of equity-based awards, and their terms. The policy does not permit any delegation of granting authority to our management. The grant date of any equity-based award will be the date on which the Compensation Committee (or the Board) met to approve the grant unless a written resolution sets a later date. The exercise price of any stock option award will not be less than the closing price of our common stock on the NYSE on the grant date.
Clawback.  Under his Employment Agreement, our CEO must repay certain bonus and incentive- or equity-based compensation he receives if we are required to restate our financial statements as a result of his misconduct, consistent with Section 304 of the Sarbanes-Oxley Act of 2002. We will also recoup incentive-based compensation to the extent required under the Dodd-Frank Act and any rules, regulations and listing standards issued under that act.
Tax Implications of our Executive Compensation Program. Section 162(m) of the Code generally disallows a tax deduction for compensation over $1 million paid to our highest paid executives unless it is qualifying performance-based compensation. We generally design our compensation plans in order to maintain federal tax deductibility for executive compensation under Section 162(m) of the Code, and the Compensation Committee considers the potential Section 162(m) impact when approving the compensation paid to our NEOs. The Compensation Committee, however, will approve compensation that may not be deductible under Section 162(m) of the Code where it believes it is in our and our stockholders’ best interests to do so.
Indemnification Agreements. We have entered into agreements with each of our NEOs and certain other senior executives that provide them with indemnification and advancement of expenses to supplement what is provided under our Certificate of Incorporation and insurance policies, subject to certain requirements and limitations.
Severance, Change in Control and Post-Termination Arrangements and Benefits
Severance Arrangements.  Mr. Mezger’s Employment Agreement provides him with certain severance benefits, and all of our current NEOs participate in our Executive Severance Plan, which provides certain severance benefits for non-change in control situations ranging from 1.0 to 2.0 times salary and bonus depending on a participant’s internal seniority level. These severance arrangements are discussed further below under the heading “Potential Payments upon Termination of Employment or Change in Control.” In considering our stockholders’ approval of an advisory proposal, in 2008 we adopted a policy under which we will obtain stockholder approval before paying severance benefits to an executive officer under a future severance arrangement in excess of 2.99 times the sum of the executive officer’s then-current base salary and target bonus. Future severance arrangements do not include arrangements existing at the time we adopted the policy or that we assume or acquire unless, in each case, the severance arrangement is changed in a manner that materially increases its severance benefits.
Change in Control Arrangements.  Since 2001, we have maintained a Change in Control Severance Plan (“CIC Plan”) that, upon a change in control, provides participants with certain severance-related payments and accelerated vesting of equity awards. The CIC Plan is intended to enable and encourage our management to focus its attention on obtaining the best possible result for our stockholders in a change in control; to promote management continuity; and to provide income protection in the event of involuntary loss of employment. In addition, if we experience a change in control, the vesting is accelerated for any unvested benefits under our Deferred Compensation Plan and our Retirement Plan, each of which is discussed below, and under certain of our employee benefit plans, including our equity compensation plans. The payments to which each of our NEOs may be entitled upon a change in control are further discussed below under the heading “Potential Payments Upon Termination of Employment or Change in Control.”
Death Benefits.  Our Death Benefit Only Plan, in which Messrs. Mezger, Praw and Hollinger participate, provides a death benefit to the participant’s designated beneficiary of $1 million (plus an additional tax restoration amount sufficient to pay taxes on the benefit and the additional amount). We closed the Death Benefit Only Plan to new participants beginning in 2006, and only term life insurance, with a $750,000 benefit level payable to an executive’s designated beneficiaries, has been made available to incoming eligible executives. We maintain this term life insurance benefit for Messrs. Kaminski and Woram. We also maintain a $400,000 life insurance death benefit for designated beneficiaries of Mr. Mezger. In addition, under the terms of our equity award agreements, award recipients or their estates are eligible for accelerated vesting of equity awards upon the recipient’s death or disability, as defined in the award agreements.
Other Benefits.  The majority of our health and welfare benefits are made available to all full-time employees, including our NEOs. During 2014, as in years past, our NEOs also received reimbursement for qualified out-of-pocket medical, dental and vision expenses that exceed amounts payable under our standard medical, dental and vision plans. In addition, in 2014, certain of our NEOs, and other employees, participated in our Deferred Compensation Plan, as described below under the heading “Retirement Programs.” These market-competitive benefits are offered to attract key executive talent and to promote retention. Other than those described in the foregoing sentences and the additional items described above under the heading “Death Benefits” and below under the heading “Retirement Programs,” we do not provide any additional benefits or perquisites to our NEOs or other senior executives.
Retirement Programs. Our 401(k) Savings Plan, a qualified defined contribution plan, is the only program we offer to all full-time employees that provides post-employment benefits. Our NEOs and certain other employees can also participate in an unfunded nonqualified Deferred Compensation Plan to defer compensation they receive. The Deferred Compensation Plan allows participants to make pretax contributions of up to 75% of their base salary and 75% of their annual incentive compensation, and to select from one or more investment options in which their deferred compensation is deemed to be invested. We do not provide a guaranteed rate of return on these investment options. Thus, a participant’s credited earnings depends on their investment elections. We provide a dollar-for-dollar match of 401(k) Savings Plan and Deferred Compensation Plan contributions on up to an aggregate amount of 6% of a participant’s base salary, and which is generally fully vested after five years of service. Deferred amounts together with any credited investment returns under the Deferred Compensation Plan are paid out to participants in a lump sum or in installments in accordance with their advance written election, commencing either at a specified date during their employment or upon termination of employment. NEO deferrals under the Deferred Compensation Plan are shown below in the Non-Qualified Deferred Compensation During Fiscal Year 2014 table. We also maintain a Retirement Plan for certain executives, including Messrs. Mezger and Hollinger. The Retirement Plan, closed to new participants since 2004 with no additional benefit accruals to participants (other than cost-of-living adjustments), provides each vested participant with specific annual payments for 20 years that begin upon the later of reaching age 55, the tenth anniversary of a participation commencement date or the termination of employment with us. Mr. Mezger’s original annual benefit amount under the Retirement Plan was $450,000; Mr. Hollinger’s was $100,000. To preserve the purchasing power of these frozen amounts, they are increased by the cost-of-living adjustments applied to federal social security benefits. Our NEOs’ Retirement Plan participation is shown in the Pension Benefits During Fiscal Year 2014 table.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT
The Management Development and Compensation Committee of the Board of Directors has reviewed and discussed the above “Compensation Discussion and Analysis” with KB Home management. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.
Management Development and Compensation Committee

Michael G. McCaffery, Chair	Stephen F. Bollenbach
Timothy W. Finchem	Kenneth M. Jastrow, II
Robert L. Johnson	Luis G. Nogales

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Option Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(e)	All Other Compensation ($)(f)	Total ($)
Jeffrey T. Mezger President and Chief Executive Officer	2014	$1,000,000	$125,000	$2,860,000	$2,640,000	$2,824,750	$830,924	$68,809	$10,349,483
	2013	1,000,000	500,000	1,663,000	1,044,660	2,725,500	—	67,884	7,001,044
	2012	1,000,000	—	2,475,000	—	1,250,000	800,763	66,859	5,592,622
Jeff J. Kaminski Executive Vice President and Chief Financial Officer	2014	620,833	62,500	550,000	550,000	1,280,316	—	47,459	3,111,108
	2013	570,833	260,000	498,900	348,220	952,200	—	45,848	2,676,001
	2012	550,000	—	525,000	—	450,000	—	41,469	1,566,469
Brian J. Woram Executive Vice President and General Counsel	2014	544,167	62,500	387,500	387,500	1,144,114	—	43,459	2,569,240
	2013	531,250	242,000	415,750	271,612	800,820	—	42,356	2,303,788
	2012	525,000	—	505,000	—	400,000	—	35,577	1,465,577
Albert Z. Praw Executive Vice President, Real Estate and Business Development	2014	529,167	62,500	387,500	387,500	1,123,683	—	42,979	2,533,329
	2013	510,417	100,000	415,750	271,612	780,675	—	12,376	2,090,830
	2012	500,000	—	505,000	—	400,000	—	9,890	1,414,890
William R. Hollinger Senior Vice President and Chief Accounting Officer	2014	383,333	37,500	225,000	225,000	659,773	184,649	31,318	1,746,573
	2013	371,250	260,000	232,820	149,735	503,728	—	31,519	1,549,052
	2012	365,000	—	275,000	—	300,000	187,232	30,327	1,157,559

(a)
Salary. As discussed above under the heading “Base Salaries,” the annual base salaries of our NEOs other than the CEO were increased in July 2014 to the following levels: Mr. Kaminski $650,000; Mr. Woram $550,000; Mr. Praw $535,000; and Mr. Hollinger $388,000.

(b)
Bonus. For 2014, these amounts reflect additional payments related to the 2011 performance cash award program, as described above under the heading “2011 Performance Cash Awards.” For 2013, these amounts reflect payments of three-year restricted cash award grants to the NEOs other than Mr. Praw. Mr. Praw received a discretionary bonus for 2013 that was approved by the Compensation Committee.

(c)
Stock Awards and Option Awards. These amounts represent the aggregate grant-date fair value of stock awards (consisting of both restricted stock and PSUs) and option awards (consisting of stock options) computed in accordance with ASC 718, as described in Note 19. Employee Benefit and Stock Plans in the Notes to the Consolidated Financial Statements in our Annual Report, except that estimates of forfeitures related to service-based vesting conditions have been disregarded. They do not represent realized compensation. The 2014 stock awards represent the grant-date fair value of restricted stock and the probable award of shares of our common stock underlying the PSUs granted. The grant-date fair value of the PSUs if maximum performance is achieved is as follows: Mr. Mezger $5,720,000; Mr. Kaminski $440,000; Mr. Woram $310,000; Mr. Praw $310,000; and Mr. Hollinger $180,000.

(d)
Non-Equity Incentive Plan Compensation. These amounts in 2014 include the sum of 2014 fiscal year annual incentive and 2011 performance cash award payouts. The 2013 and 2012 amounts reflect only annual incentive payouts. The table below summarizes the breakdown of each component in 2014.

NEO	2014 Annual Incentive Payout	2011 Performance Cash Award Payout	Total Non-Equity Incentive Plan Compensation
Mr. Mezger	$2,034,750	$790,000	$2,824,750
Mr. Kaminski	885,316	395,000	1,280,316
Mr. Woram	749,114	395,000	1,144,114
Mr. Praw	728,683	395,000	1,123,683
Mr. Hollinger	422,773	237,000	659,773

(e)
Change in Pension Value and Nonqualified Deferred Compensation Earnings. These amounts reflect the increase in the actuarial present value of accumulated benefits under our Retirement Plan. These changes are tied to interest rate fluctuations and do not reflect any cash or other compensation received by the NEOs in any of the three fiscal years in the table. The amounts attributed to the change in actuarial present value of Retirement Plan benefits are as follows:

NEO	Fiscal Year	Increase (Decrease) in Actuarial Present Value of Retirement Plan Benefits
Mr. Mezger	2014	$830,924
	2013	(709,566)
	2012	800,763
Mr. Hollinger	2014	184,649
	2013	(153,364)
	2012	187,232

(f)	All Other Compensation. The amounts shown consist of the following items:

•
401(k) Savings Plan and Deferred Compensation Plan Matching Contributions. The respective aggregate 2014, 2013 and 2012 fiscal year 401(k) Savings Plan and Deferred Compensation Plan matching contributions we made to our NEOs were as follows: Mr. Mezger $55,600, $55,300 and $55,000; Mr. Kaminski $35,750, $32,425 and $30,125; Mr. Woram $31,750, $28,613 and $23,531; Mr. Praw $29,125, $0, $0; and Mr. Hollinger $23,000, $22,275 and $21,900.

•
Premium Payments. The respective aggregate premiums we paid for our NEOs in our 2014, 2013 and 2012 fiscal years on supplemental medical expense reimbursement plans and life insurance policies, as described above under the heading “Other Benefits,” were as follows: Mr. Mezger $13,209, $12,582 and $11,856; Mr. Kaminski $11,709, $11,099 and $10,426; Mr. Woram $11,709, $11,099 and $10,426; Mr. Praw $11,241, $10,614 and $9,888; and Mr. Hollinger $8,318, $7,816 and $7,241.

Grants of Plan-Based Awards During Fiscal Year 2014

Name	Grant Date(a)	Type of Award	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards(b)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(c)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Mezger	2/12/2014	Annual Incentive	$375,000	$1,500,000	$4,125,000
	10/9/2014	PSUs				45,971	195,622	391,244				$2,860,000
	10/9/2014	Stock Options								520,300	$14.62	2,640,000
Mr. Kaminski	2/12/2014	Annual Incentive	162,500	650,000	1,300,000
	10/9/2014	PSUs				3,536	15,048	30,096				220,000
	10/9/2014	Restricted Stock							22,572			330,000
	10/9/2014	Stock Options								108,396	14.62	550,000
Mr. Woram	2/12/2014	Annual Incentive	137,500	550,000	1,100,000
	10/9/2014	PSUs				2,491	10,602	21,204				155,000
	10/9/2014	Restricted Stock							15,903			232,500
	10/9/2014	Stock Options								76,370	14.62	387,500
Mr. Praw	2/12/2014	Annual Incentive	133,750	535,000	1,070,000
	10/9/2014	PSUs				2,491	10,602	21,204				155,000
	10/9/2014	Restricted Stock							15,903			232,500
	10/9/2014	Stock Options								76,370	14.62	387,500
Mr. Hollinger	2/12/2014	Annual Incentive	77,600	310,400	620,800
	10/9/2014	PSUs				1,447	6,156	12,312				90,000
	10/9/2014	Restricted Stock							9,234			135,000
	10/9/2014	Stock Options								44,344	14.62	225,000

(a)	Grant Date. The date shown for each award is the date the Compensation Committee approved the award.

(b)
Estimated Possible Payouts Under Equity Incentive Plan Awards. If there is a payout of the PSUs, “Threshold” represents the lowest possible payout if threshold performance is achieved for each performance measure, and “Maximum” reflects the highest possible payout (200% of the target number of shares granted). The performance measures are described above under the heading “Long-Term Incentives.” If threshold performance is not achieved on all three measures, the NEOs will not receive any payout of the PSUs.

(c)
Grant Date Fair Value of Stock and Option Awards. The grant-date fair value for each award is computed in accordance with ASC 718, as described in footnote (c) to the Summary Compensation Table. The 2014 stock awards represent the grant-date fair value of restricted stock and the probable award of shares of our common stock underlying the PSUs granted as of the grant date.

Outstanding Equity Awards at Fiscal Year-End 2014

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(a)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(c)
Mr. Mezger	10/30/2001	431,122			$13.95	10/30/2016
	10/30/2001	68,878			13.95	10/30/2016
	2/13/2002	102,090			20.07	2/13/2017
	5/8/2002	44,516			25.63	5/8/2017
	10/7/2002	400,000			21.51	10/7/2017
	10/24/2003	74,667			33.24 (d)	10/24/2018
	10/24/2003	149,333			34.05 (d)	10/24/2018
	10/22/2004	80,750			40.90	10/22/2019
	10/22/2004	119,250			40.90	10/22/2019
	10/18/2005	75,000			63.77	10/18/2015
	7/12/2007	325,050			36.19	11/30/2016 (e)
	7/12/2007	325,050			36.19	7/12/2017
	10/4/2007	137,500			28.10	10/4/2017
	10/1/2009	489,258			15.44	10/1/2019
	8/13/2010	397,818			19.90	10/2/2018 (f)
	10/7/2010	240,000			11.06	10/7/2020
	10/7/2010	260,000			11.06	10/7/2020
	11/9/2010	412,500			28.10	10/4/2017 (f)
	10/6/2011	335,000			6.32	10/6/2021
	10/6/2011	365,000			6.32	10/6/2021
	11/8/2012								152,495	$2,679,337
	10/10/2013	50,000	100,000		16.63	10/10/2023
	10/10/2013								100,000	1,757,000
	10/9/2014		520,300		14.62	10/9/2024
	10/9/2014								195,622	3,437,079
Mr. Kaminski	7/15/2010	45,017			11.26	7/15/2020
	10/7/2010	118,000			11.06	10/7/2020
	10/6/2011	125,000			6.32	10/6/2021
	11/8/2012						4,826	$84,793	17,868	313,941
	10/10/2013	16,667	33,333		16.63	10/10/2023
	10/10/2013						15,000	263,550	15,000	263,550
	10/9/2014		108,396		14.62	10/9/2024
	10/9/2014						22,572	396,590	15,048	264,393
Mr. Woram	7/15/2010	79,529			11.26	7/15/2020
	10/7/2010	111,000			11.06	10/7/2020
	10/6/2011	110,000			6.32	10/6/2021
	11/8/2012						4,826	84,793	16,636	292,295
	10/10/2013	13,000	26,000		16.63	10/10/2023
	10/10/2013						12,500	219,625	12,500	219,625
	10/9/2014		76,370		14.62	10/9/2024
	10/9/2014						15,903	279,416	10,602	186,277

Mr. Praw	10/18/2005	6,000		$63.77	10/18/2015
	10/6/2011	150,000		6.32	10/6/2021
	11/8/2012					4,826	$84,793	16,636	$292,295
	10/10/2013	13,000	26,000	16.63	10/10/2023
	10/10/2013					12,500	219,625	12,500	219,625
	10/9/2014		76,370	14.62	10/9/2024
	10/9/2014					15,903	279,416	10,602	186,277
Mr. Hollinger	7/1/2002	58,058		26.29	7/1/2017
	10/7/2002	60,000		21.51	10/7/2017
	10/24/2003	9,334		33.24 (d)	10/24/2018
	10/24/2003	18,666		34.05 (d)	10/24/2018
	10/22/2004	24,000		40.90	10/22/2019
	10/18/2005	6,000		63.77	10/18/2015
	10/1/2009	68,147		15.44	10/1/2019
	8/13/2010	79,564		19.90	10/2/2018 (f)
	10/7/2010	60,000		11.06	10/7/2020
	11/9/2010	25,662		36.19	7/12/2017 (f)
	11/9/2010	36,885		28.10	10/4/2017 (f)
	10/6/2011	60,000		6.32	10/6/2021
	11/8/2012					2,567	45,102	9,242	162,382
	10/10/2013	7,167	14,333	16.63	10/10/2023
	10/10/2013					7,000	122,990	7,000	122,990
	10/9/2014		44,344	14.62	10/9/2024
	10/9/2014					9,234	162,241	6,156	108,161

(a)	Number of Securities Underlying Unexercised Options-Unexercisable. Stock option awards generally vest in equal installment amounts over a three-year period.

(b)	Market Value of Shares That Have Not Vested. The market value shown is based on the price of our common stock on November 30, 2014, which was $17.57.

(c)
Equity Incentive Plan Awards: Number and Market Value of Unearned Units. The awards shown are the PSUs granted to our NEOs in 2012, 2013 and 2014, reflecting target award amounts as of November 30, 2014 and the market price of our common stock on November 30, 2014, which was $17.57.

(d)
As a result of an internal review of our employee stock option grant practices in 2006, we adjusted the exercise prices of certain of our employee stock options in order to comply with Section 409A of the Code. The exercise price for a certain portion of the stock option grant made on October 24, 2003 was not adjusted.

(e)	The expiration date for these stock options is set under Mr. Mezger’s Employment Agreement.

(f)
Through participation in two exchange offers that we conducted in our 2010 fiscal year, these common stock options replaced cash-settled stock appreciation right awards that had been previously granted to the NEO as long-term incentives. Each common stock option has an exercise price equal to the replaced award’s exercise price, and the same number of underlying shares, vesting schedule and expiration date as each replaced award. The exchange offers did not include a re-pricing or any other changes impacting the value of the awards to the NEO, no additional grants or awards were made to the NEO, and the issuance of the common stock options did not result in any incremental fair value to the NEO.

Option Exercises and Stock Vested During Fiscal Year 2014

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)(b)	Value Realized on Vesting ($)(c)
Mr. Mezger	—	$—	—	$—
Mr. Kaminski	—	—	4,827	78,873
Mr. Woram	10,000	102,500	4,827	78,873
Mr. Praw	—	—	4,827	78,873
Mr. Hollinger	—	—	2,568	41,961

(a)
Value Realized on Exercise. The value realized on exercise is calculated based on the difference between the market price of shares of our common stock at the time of exercise of the applicable stock options and the stock options’ exercise price. Mr. Woram retained all of the shares of our common stock that he acquired through the exercise of the stock options.

(b)	Number of Shares Acquired on Vesting. The shares reported reflect the total number of shares each NEO acquired upon the vesting of one-third of a restricted stock grant made on November 8, 2012.

(c)
Value Realized on Vesting. The amount shown is the total gross dollar value realized upon the vesting of the restricted stock described above in footnote (b) to this table. Due to tax withholding obligations, however, the NEOs actually realized a lower total value.

Pension Benefits During Fiscal Year 2014

Name*	Plan Name	Number of Years Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(b)	Payments During Last Fiscal Year ($)
Mr. Mezger	Retirement Plan	21	$10,131,401	$—
Mr. Hollinger	Retirement Plan	27	2,251,422	—

(a)	Number of Years of Credited Service. These are as of the valuation date. As of November 30, 2014, each participating NEO is fully vested in his respective Retirement Plan benefit.

(b)
Present Value of Accumulated Benefit. These amounts represent the actuarial present value of the total retirement benefit that would be payable to each respective NEO under the Retirement Plan as of November 30, 2014. The payment of Retirement Plan benefits is described above under the heading “Retirement Programs.” The following key actuarial assumptions and methodologies were used to calculate this present value: the base benefit for each participant is assumed to begin as of the earliest possible date for each participant (generally the later of age 55 or the tenth anniversary of the commencement of participation); the base benefit is adjusted by past and future cost of living adjustments including a 1.7% increase for the fiscal year ending November 30, 2015 and an assumed 2.5% increase thereafter, until the last benefits are paid for each participant. The discount rate used to calculate the present value of the accumulated benefit shown in table was 3.5%. Messrs. Mezger and Hollinger are each entitled to receive a lump sum payment of the actuarial value (as specified under the Retirement Plan) of his plan benefits in the event of a change in control or death. If any such event occurred on November 30, 2014, the payments to Messrs. Mezger and Hollinger would be $10,711,327 and $2,380,295, respectively, using a 2.91% Applicable Federal Rate discount rate, as specified under the Retirement Plan.

*	Messrs. Kaminski, Woram and Praw are not participants in the Retirement Plan.
Non-Qualified Deferred Compensation During Fiscal Year 2014

Name*	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(b)	Aggregate Earnings in Last Fiscal Year ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(d)
Mr. Mezger	$40,000	$40,000	$122,026	$—	$1,418,198
Mr. Kaminski	35,750	20,150	9,499	—	139,414
Mr. Woram	31,750	16,150	16,287	—	217,362
Mr. Praw	29,125	13,525	3,088	—	45,738
Mr. Hollinger	38,333	12,467	65,742	—	1,731,330

(a)
Executive Contributions in Last Fiscal Year. These amounts reflect compensation the NEOs earned in our 2014 fiscal year that they have voluntarily deferred and are included in the Summary Compensation Table.

(b)
Registrant Contributions in Last Fiscal Year. These amounts are matching contributions we made to the NEOs’ voluntary contributions to our Deferred Compensation Plan and are included in the Summary Compensation Table.

(c)	Aggregate Earnings in Last Fiscal Year. These amounts do not include any above-market or preferential earnings. Accordingly, these amounts are not reported in the Summary Compensation Table.

(d)
Aggregate Balance at Last Fiscal Year End. These amounts reflect compensation the NEOs earned in our 2014 fiscal year or in prior years, but which they voluntarily elected to defer receipt, adjusted for changes in the value of their investments and distributions, if any. Messrs. Mezger, Praw and Hollinger are vested in the full amount of their respective balances. Mr. Kaminski is vested in $124,031 and Mr. Woram is vested in $203,421 of each of their aggregate balances.

Potential Payments Upon Termination of Employment or Change in Control
As described further below, our CEO’s Employment Agreement and certain of our employee benefit plans, including our equity compensation plans, provide for payments and other benefits to our NEOs if we experience a change in control and/or on their termination of employment with us under certain circumstances. In our 2008 fiscal year, we modified some of our benefit plans to comply with Section 409A of the Code, which in certain cases requires that payments to key employees (such as our NEOs) not commence for six months following a termination of employment.
CEO Employment Agreement. Under his Employment Agreement, if we terminate Mr. Mezger’s employment involuntarily, he is entitled to the following benefits, subject to his release of claims against us:

•	a lump sum cash payment equal to 2.0 times the sum of his annual salary plus average annual bonus earned for the prior three years, with the total payment capped at $6,000,000;

•	under certain circumstances, a pro-rated bonus for the year in which his employment terminates;

•	health coverage that we pay for up to two years;

•
with respect to equity compensation granted to him on or after February 28, 2007, (a) two years of additional service credited to compute equity vesting plus full vesting for any equity issued to him in lieu of cash bonuses, and (b) the earlier of 36 months and the original term duration of each equity grant to exercise any such outstanding equity; and

•	performance shares paid as if the performance period closed on the termination date if the performance period would otherwise close in the next 24 months.
Outstanding equity awards granted to Mr. Mezger before the effective date of the Employment Agreement are governed by their respective terms and conditions with respect to his termination of employment.
The following benefits are payable to Mr. Mezger in the case of a change in control:

•	full vesting of unvested equity granted to him on or after February 28, 2007, with earlier equity awards governed by their respective terms and conditions;

•	performance shares paid as earned with the applicable performance period closing as of the date of the change in control;

•
full vesting and lump sum cash payment of deferred compensation, retirement or other employee benefits per the relevant arrangements, provided that lump sum payments subject to Section 409A of the Code are permitted only as provided by the specific terms of those arrangements;

•
if his employment is involuntarily terminated in connection with a change in control (generally, during the period starting three months before and ending twelve months after a change in control), payment of the same severance as provided above in the event of an involuntary termination of employment, except the applicable multiple is 3.0 times the sum of his annual salary and average bonus rather than 2.0 times and the total payment is capped at $12,000,000; under certain circumstances, a pro-rated bonus for the year in which his employment terminates; and health coverage that we pay for up to two years; and

•	an additional amount to compensate for any excise taxes under Section 280G of the Code (“Section 280G”).
Mr. Mezger is prohibited from soliciting our employees for two years after termination, regardless of the reason for termination, and he may not disparage or defame us.
For these purposes, an involuntary termination under his Employment Agreement is generally our termination of Mr. Mezger’s employment without “cause” or his resigning for “good reason.” Mr. Mezger’s termination of employment for any reason during the thirteen month period following a change in control will be treated as an involuntary termination, as will our election not to extend the term of the Employment Agreement to beyond Mr. Mezger’s normal retirement date.
“Cause” is generally defined in the Employment Agreement as a felony conviction materially harming us; willful failure to follow reasonable Board directions; material breach of the Employment Agreement; acts of fraud or dishonesty or misappropriation intended to result in substantial personal enrichment at our expense; and willful misconduct likely to materially damage our financial position or reputation. The Employment Agreement provides Mr. Mezger with a 30-day notice/cure period and gives him an opportunity to present his case to the full Board with respect to a possible for-cause termination of his employment. “Good reason” under the Employment Agreement includes a forced relocation of more than 50 miles; any reduction in Mr. Mezger’s base pay or his annual bonus opportunity that causes these pay components to become materially uncompetitive; any material diminution of Mr. Mezger’s duties or responsibilities; our material breach of the Employment Agreement; or the failure of a successor to assume the Employment Agreement.
“Change in control” is defined under the Employment Agreement to include reorganizations in which our controlling stockholders, if any, no longer hold a majority of our voting stock, or a sale of substantially all of our assets with substantially the same effect; a change in the majority of the Board without approval of the incumbent directors; and any transaction in which a third party becomes the beneficial owner of 35% or more of our total voting power.

Executive Severance Plan. Under our Executive Severance Plan, no severance will be payable to an NEO (or other participant) if he voluntarily terminates employment or his employment is terminated by us with cause. If the employment of an NEO (or other participant) is unilaterally terminated by us without cause, the plan provides a cash severance payment equal to a multiple of base salary and average bonus, as discussed below.
For Messrs. Kaminski, Woram and Praw, the severance amount is equal to 2.0 times the sum of base salary and average bonus. For Mr. Hollinger and for certain other senior executive participants, the severance amount is equal to 1.5 times the sum of base salary and average bonus. With respect to other current participants, the severance amount is equal to 1.0 times base salary and average bonus. The severance amount is reduced by any other severance payments that a participant is entitled to receive from us.
If a participant is entitled to severance under the plan, the applicable base salary is the participant’s annual base salary in effect at the time of the termination of the participant’s employment. The applicable average bonus is the lesser of the amounts determined by the following two calculations:

•
the average of the annual cash bonuses, if any, paid to the participant for the three most recent completed fiscal years prior to the termination of the participant’s employment (or such shorter time as the participant has been employed).

•
(i) 3.0 times base salary for participants entitled to a severance of 2.0 times the sum of base salary and average bonus, (ii) 2.5 times base salary for participants entitled to a severance of 1.5 times the sum of base salary and average bonus, and (iii) 2.0 times base salary for participants entitled to a severance of 1.0 times the sum of base salary and average bonus.

Participants entitled to a severance under the plan are also entitled to a continuation of health benefits that we will pay for a period of years equal to their particular severance multiple.
“Cause” is defined under the plan as the commission by a participant of any of the following: (a) serious violation or deliberate disregard of our policies, including our Ethics Policy; (b) gross dereliction in the performance of job duties and responsibilities; (c) material misappropriation of our property; (d) commission of any act of fraud, bad faith, dishonesty or disloyalty; (e) material breach of non-solicitation, non-disparagement, confidentiality and cooperation covenants contained in the plan; (f) an act (or failure to act) of egregious misconduct involving serious moral turpitude; or (g) an act or omission that is determined to prejudice our best interests significantly. All benefits under the plan are subject to execution of a release and non-solicitation, non-disparagement and confidentiality obligations.
Change in Control Severance Plan. The CIC Plan provides specified benefits to designated participants, which include our current NEOs and a very limited number of our other senior executives. Mr. Mezger is entitled only to CIC Plan benefits that do not duplicate benefits provided under his Employment Agreement if there is a change in control, and the total severance payment benefit that he may be entitled to under the CIC Plan is capped at $12,000,000.
If we experience a change in control, each of our NEOs is entitled to the following benefits under the terms of the CIC Plan:

•
if in the 18 month period following the change in control his employment is terminated other than for cause or disability, or he terminates his employment for good reason, a severance benefit equal to 2.0 times the sum of his average base salary and average actual annual cash bonus for the three fiscal years prior to the year in which the change in control occurs; and

•	accelerated vesting of any options and the lapse of any restricted period with respect to any restricted stock or other equity awards awarded to him.
In addition, under the CIC Plan, only Messrs. Mezger and Hollinger and five other senior executives are currently eligible to potentially receive an additional amount to compensate for any excise taxes imposed on them under Section 280G and for any taxes on the additional amount. Pursuant to a Board policy, since April 7, 2011, we have not extended this tax restoration benefit to any other officer or employee, including Messrs. Kaminski, Woram and Praw, who are participants under the CIC Plan.
Certain CIC Plan participants are entitled to a lower severance payment of 1.0 times the sum of their average base salary and average actual bonus. All benefits under the CIC Plan are subject to execution of a release and non-solicitation of our employees for one year and to the terms of any other agreement a participant may have with us that provides similar benefits.
A “change in control” is generally defined under the CIC Plan to include any change in ownership, change in effective control or a change in the ownership of a substantial portion of assets, in each case relating to us and consistent with the definition of such event under Treasury Department regulations issued under Section 409A of the Code.
The CIC Plan defines “cause” to include (a) acts of fraud or misappropriation intended to result in substantial personal enrichment at our expense; and (b) willful and deliberate violations of a participant’s obligations to us which result in material injury to us. “Good reason” is defined under the CIC Plan to include materially inconsistent changes in a participant’s duties and responsibilities as they were prior to the change in control; any reduction in the participant’s salary or aggregate incentive compensation opportunities; any required relocation of more than 50 miles; a material increase in a participant’s business travel obligations; or a successor’s failure to assume the CIC Plan.
Other Change in Control and Employment Termination Provisions. The individual award agreements governing outstanding unvested common stock options provide for accelerated vesting upon the recipient’s retirement, death or disability, as defined under the agreements. The individual award agreements governing outstanding restricted stock awards provide for accelerated vesting upon the recipient’s death or disability, as defined under the agreements. The individual award agreements governing outstanding PSU and performance cash awards provide for pro-rata vesting if the recipient retires under certain circumstances, and for accelerated vesting upon the recipient’s death or disability, as defined under the agreements; provided in each case that payout, if any, is delayed until the performance period is completed. In addition, different provisions govern the length of time a recipient has to exercise a common stock option after termination of employment, depending upon the reason for termination. For example, the exercise period may be limited to five days in the case of a termination for cause; while for retirement, death or disability, the exercise period may be the end of common stock option’s original term.
Our Deferred Compensation Plan provides for full vesting of benefits in the event of a change in control or disability, as those terms are defined under the plan, or death. Our Retirement Plan provides for full vesting of benefits in the event of a change in control, as that term is defined under the plan. The Retirement Plan further provides that a participant will immediately receive a lump sum payment of the actuarial value (as specified under the Retirement Plan) of the participant’s plan benefits in the event of a change in control or death. Our Death Benefit Only Plan provides in the event of a change in control, as defined in the plan, for (a) distribution of an insurance contract to a participant sufficient to pay the death benefit (if the participant dies any time before age 100); and (b) an additional tax restoration amount sufficient to pay specified taxes caused by the distribution of the insurance contract and the additional amount. We also maintain term life insurance policies that pay benefits to the designated beneficiaries of certain of our NEOs upon their deaths as described above under the heading “Death Benefits.”
The following tables show payments our NEOs may receive assuming various employment termination and change-in-control scenarios occurred on November 30, 2014. The amounts shown do not include the value of vested and unexercised stock options reported above in the Outstanding Equity Awards at Fiscal Year-End 2014 table, accrued Retirement Plan and Deferred Compensation Plan amounts reported above in the Pension Benefits During Fiscal Year 2014 table and the Non-Qualified Deferred Compensation During Fiscal Year 2014 table (and associated footnotes), respectively, term life insurance benefits, or generally available employee benefits. Some amounts below have been rounded up to the nearest whole number.

Post-Employment Payments — Mr. Mezger
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$7,925,500	$—	$10,900,667	$—	$—
Long-term Incentives (a)
Stock Options	1,628,885	—	1,628,885	1,628,885	1,628,885	1,628,885	1,628,885
PSUs	2,416,599	—	4,479,336	4,479,336	4,479,336	8,026,444	8,026,444
Performance Cash	—	—	—	—	—	1,000,000	1,000,000
Death Benefit Only Plan (b)	—	—	—	1,073,467	1,073,467	1,909,607	—
Health Benefits (c)	—	—	62,652	—	62,652	—	—
Credited Vacation (d)	76,923	76,923	76,923	—	76,923	76,923	76,923
Excise Tax Restoration (e)	—	—	—	—	5,982,111	—	—
Total	$4,122,407	$76,923	$14,173,296	$7,181,688	$24,204,041	$12,641,859	$10,732,252

(a)
Equity awards valued using the price of our common stock as of November 30, 2014, which was $17.57. Assumes for the applicable scenarios that PSUs and performance cash awards pay out at target values (excluding Mr. Mezger’s 2011 performance cash awards since the performance period ended on November 30, 2014 and the awards would be paid out in the ordinary course). Except for the death and disability scenarios, assumes that (i) the PSUs granted to Mr. Mezger in 2014 would have no value as the applicable performance period would not have started by November 30, 2014; and (ii) Mr. Mezger’s termination would be considered a retirement under the terms of the applicable award agreements. Therefore, his stock options would become immediately exercisable, and in the voluntary termination scenario Mr. Mezger would receive a pro-rated portion (two-thirds) of his PSUs granted in 2012 and (one-third) of his PSUs granted in 2013 based on his months of service through November 30, 2014 and our actual performance through the end of the respective performance periods.

(b)
Mr. Mezger’s designated beneficiaries would be entitled to receive an estimated death benefit of $1,909,607 ($1,000,000 benefit plus an income tax restoration payment of $909,607) upon his death. The present value of the benefit as of November 30, 2014 is approximately $645,275 based on a 4.17% discount factor and the RP-2014 Top Quartile Employee and Healthy Annuitant Table (M/F), with the MP-2014 generational projection scales for life expectancy (consistent with rates used for ASC 715 valuations). For the change in control scenarios, the amounts shown are estimated based on the cash surrender value of the underlying life insurance policy as of November 30, 2014 of $524,161, and an estimated income and payroll-related tax restoration payment of $549,306 associated with the distribution of the policies.

(c)	Assumes we pay 24 months of health benefits using current COBRA rates of approximately $2,610 per month.

(d)	Assumes payout of 160 hours of vacation benefits as Mr. Mezger is credited with this number of vacation hours during his employment with us, regardless of actual vacation time taken.

(e)
Unlike in prior years, due to a decrease in Mr. Mezger’s five-year historical average compensation, Mr. Mezger is assumed under the applicable scenario as of November 30, 2014 to be entitled to a hypothetical excise tax restoration payment under his Employment Agreement. Whether or not Mr. Mezger will be assumed to be entitled to a hypothetical excise tax restoration payment at any time in the future will depend on his then-five-year average compensation, his future compensation and other factors. Under his Employment Agreement, we will provide Mr. Mezger with such a tax restoration payment to compensate him for any excise taxes under Section 280G on payments due in connection with a change in control. For purposes of calculating the amounts shown, the following major assumptions are used: (i) stock options paid out based on a value of $17.57 less applicable exercise prices, and other equity awards valued with a fair market value of $17.57; (ii) accelerated payment of Retirement Plan and Death Benefit Only Plan benefits and a bonus specified in his Employment Agreement that is payable in lieu of a 2014 fiscal year annual incentive, in each case valued using Treas. Reg. Section 1.280G-1 Q&A 24(b); and (iii) pro-rated portions (two-thirds) of his PSUs granted in 2012 and (one-third) of his PSUs granted in 2013 considered reasonable compensation for services performed prior to the change in control.

Post-Employment Payments — Mr. Kaminski
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$2,501,467	$—	$2,315,356	$—	$—
Long-term Incentives (a)
Stock Options	—	—	—	351,101	351,101	351,101	351,101
Restricted Stock	—	—	—	744,933	744,933	744,933	744,933
PSUs	—	—	—	582,939	582,939	858,208	858,208
Performance Cash	—	—	—	—	—	300,000	300,000
Accelerated Unvested Deferred Compensation (b)	—	—	—	—	15,384	15,384	15,384
Health Benefits (c)	—	—	58,110	—	—	—	—
Total	$—	$—	$2,559,577	$1,678,973	$4,009,713	$2,269,626	$2,269,626

(a)
Equity awards valued using the price of our common stock as of November 30, 2014, which was $17.57. Assumes for the applicable scenarios that PSUs and performance cash awards pay out at target values (excluding Mr. Kaminski’s 2011 performance cash awards since the performance period ended on November 30, 2014 and the awards would be paid out in the ordinary course). Except for the death and disability scenarios, assumes that the PSUs granted to Mr. Kaminski in 2014 would have no value as the applicable performance period would not have started by November 30, 2014.

(b)	Mr. Kaminski will fully vest in his unvested matching contribution of $15,384 in the applicable change in control scenario or upon his death or disability.

(c)	Assumes we make 24 months of contributions for health benefits of approximately $2,421 per month.

Post-Employment Payments — Mr. Woram
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$2,150,547	$—	$2,104,713	$—	$—
Long-term Incentives (a)
Stock Options	—	—	—	249,732	249,732	249,732	249,732
Restricted Stock	—	—	—	583,834	583,834	583,834	583,834
PSUs	—	—	—	516,809	516,809	711,689	711,689
Performance Cash	—	—	—	—	—	270,000	270,000
Accelerated Unvested Deferred Compensation (b)	—	—	—	—	13,941	13,941	13,941
Health Benefits (c)	—	—	58,110	—	—	—	—
Total	$—	$—	$2,208,657	$1,350,375	$3,469,029	$1,829,196	$1,829,196

(a)
Equity awards valued using the price of our common stock as of November 30, 2014, which was $17.57. Assumes for the applicable scenarios that PSUs and performance cash awards pay out at target values (excluding Mr. Woram’s 2011 performance cash awards since the performance period ended on November 30, 2014 and the awards would be paid out in the ordinary course). Except for the death and disability scenarios, assumes that the PSUs granted to Mr. Woram in 2014 would have no value as the applicable performance period would not have started by November 30, 2014.

(b)	Mr. Woram will fully vest in his unvested matching contribution of $13,941 in the applicable change in control scenario or upon his death or disability.

(c)	Assumes we make 24 months of contributions for health benefits of approximately $2,421 per month.

Post-Employment Payments — Mr. Praw
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$2,146,005	$—	$2,082,950	$—	$—
Long-term Incentives (a)
Stock Options	249,732	—	249,732	249,732	249,732	249,732	249,732
Restricted Stock	—	—	—	583,834	583,834	583,834	583,834
PSUs	273,134	—	273,134	516,809	516,809	711,689	711,689
Performance Cash	—	—	—	—	—	270,000	270,000
Death Benefit Only Plan (b)	—	—	—	1,307,390	1,454,508	1,909,607	—
Health Benefits (c)	—	—	48,252	—	—	—	—
Total	$522,866	$—	$2,717,123	$2,657,765	$4,887,833	$3,724,862	$1,815,255

(a)
Equity awards valued using the price of our common stock as of November 30, 2014, which was $17.57. Assumes for the applicable scenarios that PSUs and performance cash awards pay out at target values (excluding Mr. Praw’s 2011 performance cash awards since the performance period ended on November 30, 2014 and the awards would be paid out in the ordinary course). Except for the death and disability scenarios, assumes that (i) the PSUs granted to Mr. Praw in 2014 would have no value as the applicable performance period would not have started by November 30, 2014; and (ii) Mr. Praw’s termination would be considered a retirement under the terms of the applicable award agreements. Therefore, his stock options would become immediately exercisable, and in the voluntary termination scenario Mr. Praw would receive a pro-rated portion (two-thirds) of his PSUs granted in 2012 and (one-third) of his PSUs granted in 2013 based on his months of service through November 30, 2014 and our actual performance through the end of the respective performance periods.

(b)
Mr. Praw’s designated beneficiaries would be entitled to receive an estimated death benefit of $1,909,607 ($1,000,000 benefit plus an income tax restoration payment of 909,607) upon his death. The present value of the benefit as of November 30, 2014 is approximately $846,233 based on a 4.17% discount factor and the RP-2014 Top Quartile Employee and Healthy Annuitant Table (M/F), with the MP-2014 generational projection scale tables for life expectancy (consistent with rates used for ASC 715 valuations). For the change in control scenarios, the amounts shown are estimated based on the cash surrender value of the underlying life insurance policy as of November 30, 2014 of $638,383 and (i) in the case Mr. Praw is not terminated, an estimated income and payroll-related tax restoration payment of $669,007 associated with the distribution of the policies, and (ii) in the case Mr. Praw is terminated, an estimated income, excise and payroll-related tax restoration payment of $816,125 associated with the distribution of the policies, valued using Treas. Reg. Section 1.280G-1 Q&A 24(b).

(c)	Assumes we make 24 months of contributions for health benefits of approximately $2,011 per month.

Post-Employment Payments — Mr. Hollinger
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination(a)	Change in Control With Termination for Good Reason or Without Cause (a)	Death	Disability
Severance	$—	$—	$1,135,196	$—	$1,469,985	$—	$—
Long-term Incentives (b)
Stock Options	144,288	—	144,288	144,288	144,288	144,288	144,288
Restricted Stock	—	—	—	330,334	330,334	330,334	330,334
PSUs	152,070	—	152,070	288,095	288,095	401,141	401,141
Performance Cash	—	—	—	—	—	150,000	150,000
Death Benefit Only Plan (c)	—	—	—	1,015,200	1,015,200	1,909,607	—
Health Benefits (d)	—	—	21,995	—	—	—	—
Total	$296,358	$—	$1,453,549	$1,777,917	$3,247,902	$2,935,370	$1,025,763

(a)
As described above under the heading “Change in Control Severance Plan,” under the CIC Plan, if payments due in connection with a change in control are subject to excise taxes under Section 280G of the Code, we will provide Mr. Hollinger with a tax restoration payment so that his after-tax benefits are the same as though no excise tax had been applied. We determined, however, that we would not need to provide any such tax restoration payment to Mr. Hollinger if we experienced a change in control for purposes of the CIC Plan on November 30, 2014 based on the following major assumptions: (i) stock options paid out based on a value of $17.57 less applicable exercise prices, and other equity awards valued with a fair market value of $17.57; (ii) payments for accelerated vesting of time-based equity valued using Treas. Reg. Section 1.280G-1 Q&A 24(c); and (iii) accelerated payment of Retirement Plan and Death Benefit Only Plan benefits valued using Treas. Reg. Section 1.280G-1 Q&A 24(b).

(b)
Equity awards valued using the price of our common stock as of November 30, 2014, which was $17.57. Assumes for the applicable scenarios that PSUs and performance cash awards pay out at target values (excluding Mr. Hollinger’s 2011 performance cash awards since the performance period ended on November 30, 2014 and the awards would be paid out in the ordinary course). Except for the death and disability scenarios, assumes that (i) the PSUs granted to Mr. Hollinger in 2014 would have no value as the applicable performance period would not have started by November 30, 2014; and (ii) Mr. Hollinger’s termination would be considered a retirement under the terms of the applicable award agreements. Therefore, his stock options would become immediately exercisable, and in the voluntary termination scenario Mr. Hollinger would receive a pro-rated portion (two-thirds) of his PSUs granted in 2012 and (one-third) of his PSUs granted in 2013 based on his months of service through November 30, 2014 and our actual performance through the end of the respective performance periods.

(c)
Mr. Hollinger’s designated beneficiaries would be entitled to receive an estimated death benefit of $1,909,607 ($1,000,000 benefit plus an income tax restoration payment of $909,607) upon his death. The present value of the benefits as of November 30, 2014 is approximately $579,431 based on a 4.17% discount rate and the RP-2014 Top Quartile Employee and Healthy Annuitant Table (M/F), with the MP-2014 generational projection scale tables for life expectancy (consistent with rates used for ASC 715 valuations). For the change in control scenarios, the amounts shown are estimated based on the cash surrender value of the underlying life insurance policy as of November 30, 2014 of $495,710 and an estimated income and payroll-related tax restoration payment of $519,490 associated with the distribution of the policies.

(d)	Assumes we make 18 months of contributions for health benefits of approximately $1,222 per month.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are seeking an advisory vote from our stockholders on the following resolution to approve our NEOs’ 2014 fiscal year compensation:
RESOLVED, that the stockholders of KB Home approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the related narrative discussion set forth in this Proxy Statement.

Voting Standard
This non-binding advisory resolution will be considered approved based upon the affirmative vote of a majority of the shares of our common stock present or represented, and entitled to vote thereon, at the Annual Meeting.

We intend to offer this non-binding advisory vote at each of our annual meetings. Although it is not binding, we and the Board welcome our stockholders’ views on our NEOs’ compensation and will carefully consider the outcome of this advisory vote consistent with the best interests of all stockholders. As an advisory vote, it is not intended to have any use, application or effect for or on behalf of KB Home or its stockholders outside of this Annual Meeting except as permitted by the Board.

BOARD RECOMMENDATION: FOR THE RESOLUTION TO APPROVE NEO COMPENSATION
Advisory Vote Discussion
At our 2014 Annual Meeting, the advisory vote to approve our NEOs’ 2013 fiscal year compensation received 94% of votes cast in favor. We and the Compensation Committee view this outcome and the positive feedback we received from our direct engagement with stockholders in 2014 on our executive compensation and benefits programs as reinforcing the way in which we designed the programs as well as our and the Compensation Committee’s intended approach to implementing them.
A substantial portion of the annual and long-term incentive payouts to our NEOs in our 2014 fiscal year required and were based on the achievement of specific performance goals. Notable performance accomplishments that were considered in making executive compensation decisions in 2014 included:

•	We increased our total revenues by 14%

•	We grew our pretax income by $56.5 million, to $94.9 million

•	We posted year-end stockholders’ equity of $1.60 billion, up from $536.1 million at the end of 2013

•	We expanded our community count by 19% during 2014

•	We achieved the reversal of $825.2 million of our DTA valuation allowance
In addition to our financial and operational achievements in our 2014 fiscal year, our three-year TSR was 145%, and was approximately in the 60th percentile of our peer group. In the context of this performance, the primary components of our CEO’s compensation in 2014 include:

•	No change in base salary

•
A performance-based and largely formula-driven annual cash incentive payout of approximately 136% of his target, which was below both his prior year payout as well as his potential maximum amount under the 2014 fiscal year program

•
Long-term incentives with the majority of total grant value consisting of PSUs that vest subject to three-year performance achievements, and the balance in stock options that only have value with share price appreciation, which is strongly influenced by performance. The grant value of Mr. Mezger’s long-term incentives was higher in 2014, reflecting in part our strong three-year TSR results and also to promote retention and drive future performance.

We believe that our CEO’s 2014 fiscal year compensation, and that of our other NEOs, is well aligned with performance and stockholders’ interests.
In considering this advisory vote, we encourage you to read the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion set forth in this Proxy Statement for additional details on our executive compensation and benefits programs and the 2014 fiscal year compensation paid to our CEO and other NEOs.

AUDIT MATTERS
Ratify Appointment of Independent Registered Public Accounting Firm

Based on its evaluation of Ernst & Young LLP’s performance as our independent registered public accounting firm for our fiscal year ended November 30, 2014 and the firm’s proposed fees (on an absolute basis and relative to the fees incurred by our homebuilder peers) and qualifications, the Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending November 30, 2015. We are seeking stockholder ratification of this appointment. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, be available to respond to appropriate questions and, if they desire, make a statement.

Voting Standard
The Audit Committee’s appointment of Ernst & Young LLP will be considered ratified based upon the affirmative vote of a majority of the shares of our common stock present or represented, and entitled to vote thereon, at the Annual Meeting.

If Ernst & Young LLP’s appointment is not ratified, the Audit Committee will consider whether to retain Ernst & Young LLP, but still may retain the firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment of our independent registered public accounting firm at any time during the year if it determines it would be in our and our stockholders’ best interests to do so.
BOARD RECOMMENDATION: FOR RATIFICATION OF ERNST & YOUNG’S APPOINTMENT

Independent Registered Public Accounting Firm Fees and Services in 2014 and 2013
Services provided by Ernst & Young LLP and related fees in each of our last two fiscal years as approved by the Audit Committee were as follows:

	Fiscal Year Ended ($000s)
In each of our 2014 and 2013 fiscal years, audit fees included an annual consolidated financial statement audit, audits of our financial services subsidiary and audit services performed in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related fees included 401(k) Savings Plan audits and accounting consultations.

	2014	2013
Audit Fees	$1,070	$964
Audit-Related Fees	41	135
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,111	$1,099
Pre-Approval Policy
The Audit Committee has established a policy that requires it to pre-approve all services our independent registered public accounting firm provides to us, including audit services, audit-related services, tax services and other permitted non-audit services. While the Audit Committee usually pre-approves each specific service and a corresponding fee amount, under the policy, our chief accounting officer (or a functional equivalent) can authorize the firm to perform certain types of services up to specific fee limits, and the Audit Committee Chair can pre-approve services subject to a specific per-engagement fee limit. The Chair must report to the Audit Committee any pre-approvals granted under this delegated authority. The Audit Committee approved all audit services provided by Ernst & Young LLP during our 2014 fiscal year in accordance with this policy.

AUDIT COMMITTEE REPORT

The Audit Committee acts under a written charter. Under its charter, the Audit Committee assists the Board in fulfilling the Board’s oversight responsibilities relating to, among other things, KB Home’s corporate accounting and reporting practices, including the quality and integrity of its financial statements and reports, and its internal control over financial reporting.
Management is primarily responsible for KB Home’s financial statements, the financial reporting process and assurance for the adequacy of internal control over financial reporting. KB Home’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of KB Home’s financial statements and KB Home’s internal control over financial reporting, and for expressing an opinion on the conformity of KB Home’s audited financial statements to generally accepted accounting principles used in the United States and the adequacy of KB Home’s internal control over financial reporting.
Per its Charter, the Audit Committee is responsible for the appointment (with consideration given to ratification by our stockholders), compensation, engagement terms, retention (or termination, if appropriate) and oversight of the work of KB Home’s independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also:
• evaluates the firm’s qualifications, independence and effectiveness, and presents its evaluation to the full Board, which it did in January 2015;
• reviews and discusses with the firm the scope and plan of its independent audit of KB Home; and
• receives direct reports from the firm describing, among other things, the critical accounting policies and practices used in the firm’s audit.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young LLP KB Home’s audited financial statements. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed in accordance with the standards of the Public Company Accounting Oversight Board.
In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding an independent accountant’s communications with a registrant’s audit committee concerning independence, and has discussed with Ernst & Young LLP its independence from KB Home and KB Home’s management.
In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in KB Home’s Annual Report on Form 10-K for the fiscal year ended November 30, 2014, for filing with the Securities and Exchange Commission.

This report is respectfully submitted by the members of the Audit Committee:
Melissa Lora, Chair
Dr. Thomas W. Gilligan
Luis G. Nogales
Michael M. Wood

ANNEX 1 — RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This Proxy Statement contains information about financial measures — Adjusted Pretax Income and Adjusted Operating Income— which are not calculated in accordance with GAAP. We believe these non-GAAP financial measures are relevant and useful for purposes of this Proxy Statement in understanding our 2014 fiscal year performance in relation to the annual incentive payouts the Compensation Committee approved for our NEOs, as described above under the heading “2014 Fiscal Year Annual Incentives,” and our 2012-2014 fiscal year performance in relation to the 2011 performance cash award payments the Compensation Committee approved for our NEOs, as described above under the heading “2011 Performance Cash Awards.” However, because Adjusted Pretax Income and Adjusted Operating Income are not calculated in accordance with GAAP, they may not be completely comparable to other homebuilding companies and therefore should not be considered in isolation or as an alternative to measures prescribed by GAAP. Rather, Adjusted Pretax Income and Adjusted Operating Income should be used to supplement their most directly comparable GAAP financial measures in order to provide a greater understanding of our performance and 2014 fiscal year annual incentive payouts and 2011 performance cash award payments to our NEOs, as applicable.
The following table reconciles our total pretax income calculated in accordance with GAAP to Adjusted Pretax Income (dollars in thousands):

For the Fiscal Year Ended November 30, 2014
Total pretax income	$94,949
Incentive and variable compensation expense	25,026
Inventory impairment and land option contract abandonment charges	39,431
Adjusted Pretax Income	$159,406

Adjusted Pretax Income is a non-GAAP financial measure, which is calculated as our total pretax income excluding incentive and variable compensation expense and inventory impairments and land option contract abandonment charges. For Adjusted Pretax Income, the most directly comparable GAAP financial measure is pretax income.
The following table reconciles our operating income calculated in accordance with GAAP to Adjusted Operating Income (dollars in thousands):

	For the Fiscal Years Ended November 30,
	2014	2013	2012
Homebuilding operating income (loss)	$115,969	$92,084	$(20,256)
Financial services operating income	7,860	9,110	—
Equity in income of unconsolidated financial services joint ventures	686	1,074	—
Incentive and variable compensation expense	25,026	22,912	—
Inventory impairment and land option contract abandonment charges	39,431	3,581	28,533
Adjusted Operating Income	$188,972	$128,761	$8,277

Adjusted Operating Income is a non-GAAP financial measure, which is calculated as the sum of our homebuilding operating income, financial services operating income and equity in income of unconsolidated financial services joint ventures, excluding (i) incentive and variable compensation expense for the 2014 and 2013 fiscal years, and (ii) inventory impairment and land option contract abandonment charges for each fiscal year. For Adjusted Operating Income, the most directly comparable GAAP financial measure is operating income. As discussed above under the heading “2011 Performance Cash Awards,” the Adjusted Operating Income performance measure definition adopted under the 2011 performance cash award program for the 2012 fiscal year unintentionally omitted financial services operating income of $8.7 million and equity in income of unconsolidated joint ventures results of $2.2 million for that fiscal year. If these items had been included, the Adjusted Operating Income performance achievement for the 2012 fiscal year would have been $19.2 million. Also as discussed above under the heading “2011 Performance Cash Awards,” the Compensation Committee determined it was appropriate not to exclude $1.9 million of inventory impairment charges relating to land assets we acquired during the 2011 program’s performance period in approving the 2014 fiscal year Adjusted Operating Income performance achievement. As a result, the Adjusted Operating Income performance achievement for the 2014 fiscal year was determined to be $187.1 million.

KB HOME
10990 Wilshire Boulevard
Los Angeles, California 90024
(310) 231-4000

KB HOME

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by the applicable deadline stated on the other side of this form.

Vote by Internet

- Go to **www.investorvote.com/KBH**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — YOUR BOARD RECOMMENDS A VOTE "FOR" EACH OF THESE DIRECTOR NOMINEES, AND A VOTE "FOR" ITEMS 2 and 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
1.1 - Stephen F. Bollenbach	☐	☐	☐	1.2 - Timothy W. Finchem	☐	☐	☐	1.3 - Dr. Thomas W. Gilligan	☐	☐	☐
1.4 - Kenneth M. Jastrow, II	☐	☐	☐	1.5 - Robert L. Johnson	☐	☐	☐	1.6 - Melissa Lora	☐	☐	☐
1.7 - Jeffrey T. Mezger	☐	☐	☐	1.8 - Michael M. Wood	☐	☐	☐				

	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
3. Ratify the appointment of Ernst & Young LLP as KB Home's independent registered public accounting firm for the fiscal year ending November 30, 2015.	☐	☐	☐

In their discretion, the named proxies are authorized to vote upon any other matter that may properly come before the Meeting or any adjournment or postponement thereof, including upon any motion to adjourn or postpone all or any portion of the Meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

01ZM8B

KB HOME
ANNUAL MEETING OF STOCKHOLDERS APRIL 2, 2015

Dear Fellow Stockholder:

Your vote and investment in KB Home are very important. We encourage you to vote via the Internet or telephone as indicated on the reverse side of this form. If you choose to vote by mail, please complete and return this form for tabulation as soon as possible to ensure your vote is counted.

Thank you for your continued support of KB Home.

Sincerely,

Jeffrey T. Mezger
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 2, 2015: You may access and download copies of KB Home's 2014 Annual Report and 2015 Proxy Statement at http://www.kbhome.com/investor/proxy

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

KB HOME

Proxy — KB HOME

PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF STOCKHOLDERS
APRIL 2, 2015
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Receipt of proxy materials for the above Annual Meeting of Stockholders is acknowledged. The undersigned hereby constitutes and appoints Jeffrey T. Mezger and Brian J. Woram, and each of them, as attorney, agent and proxy of the undersigned, each with the power to act without the other and with full power of substitution, and authorizes each of them to represent the undersigned and to vote all shares of Common Stock, $1.00 par value, of KB Home (the "Company") of which the undersigned would be entitled to direct the vote if personally present at the 2015 Annual Meeting of Stockholders of the Company to be held on April 2, 2015, and at any and all adjournments or postponements thereof (the "Meeting"), as instructed on the reverse side of this form or, if no instruction is given, "FOR" the election of each director nominee and "FOR" Items 2 and 3, and in each such proxyholder's discretion upon any other matter that may properly come before the Meeting, including upon any motion to adjourn or postpone all or any portion of the Meeting.

If shares of the Company's Common Stock are held on behalf of the undersigned under the Company's Amended and Restated 401(k) Savings Plan (the "Plan") and/or if the undersigned is entitled as a participant in the Company's employee stock option plans to direct the vote of shares held by the Grantor Stock Ownership Trust (the "Trust"), this form serves to provide confidential voting instructions to the respective Trustee that votes the shares of the Plan and the Trust as to any and all such shares as to which the undersigned had the right to give voting instructions on February 6, 2015 to vote as instructed on the reverse side of this form or, if no instruction is given, "FOR" the election of each director nominee and "FOR" Items 2 and 3, and in the discretion of each of the above-named proxies upon any other matter that may properly come before the Meeting, including upon any motion to adjourn or postpone all or any portion of the Meeting.

PLEASE MARK, DATE AND SIGN THIS FORM AND RETURN IT PROMPTLY, OR USE THE INTERNET OR TELEPHONE OPTIONS DESCRIBED ON THE REVERSE SIDE OF THIS FORM, EVEN IF YOU PLAN TO ATTEND THE MEETING. VOTING INSTRUCTIONS IN RESPECT OF SHARES OF THE COMPANY'S COMMON STOCK REGISTERED WITH KB HOME'S TRANSFER AGENT MUST BE RECEIVED ON OR BEFORE 11:59 P.M. EASTERN TIME ON APRIL 1, 2015 TO BE COUNTED.

VOTING INSTRUCTIONS TO THE RELEVANT TRUSTEES IN RESPECT OF PLAN SHARES AND TRUST SHARES, HOWEVER, MUST BE RECEIVED BY THE TRUSTEE ON OR BEFORE 11:59 P.M. EASTERN TIME ON MARCH 31, 2015 TO BE COUNTED. IF YOU DO NOT PROVIDE VOTING INSTRUCTIONS TO THE PLAN TRUSTEE, YOUR PLAN SHARES, IF ANY, WILL NOT BE VOTED.

(Continued and to be marked, dated and signed, on the other side)